Exhibit (c)(ii)

Strictly Confidential. Not for Distribution. Project Cherry Tree Preliminary Discussion Materials for the Special Committee of the Board of Directors August 11, 2026

01 EXECUTIVE SUMMARY 3 02 PRELIMINARY FINANCIAL ANALYSES 8 03 PRELIMINARY SELECTED PUBLIC MARKET OBSERVATIONS 26 04 APPENDIX Preliminary Weighted Average Cost of Capital Calculation 39 40 Glossary 45 05 DISCLAIMER 47

CONFIDENTIAL 01 EXECUTIVE SUMMARY

CONFIDENTIAL Executive Summary Summary of Selected Transaction Terms 4 • Parties to the Transaction: – Accelerant Holdings (“Cherry Tree” or the “Company”) – [●], an indirect, wholly owned subsidiary of Thoma Bravo, L.P. (“Tampa Bay”) (such subsidiary, “Parent”) – [●], a direct, wholly owned subsidiary of Parent (“Merger Sub") • Form of Transaction: – Merger of Merger Sub into the Company, with the Company as the surviving corporation • Transaction Consideration: – $[19.50] per share in cash (the “Merger Consideration”), plus, if applicable, a per-share, per-day Ticking Amount of $[●] for each day of delay pending certain specified regulatory approvals • Treatment of Equity Awards: – Company options, RSUs, and PSUs to be cancelled and cashed out • Regulatory Efforts: – Both parties subject to a reasonable best efforts standard to obtain regulatory clearances (including under Insurance Laws, Antitrust Laws and Foreign Investment Laws) – Parent is required to commit to divestitures, licensing, hold-separates, and similar remedies, subject to "Burdensome Condition" limitations • Termination Fee: – Company termination fee: (i) $[1.75% of implied equity value of the transaction] if the Company terminates to enter into a definitive agreement for a superior proposal with an Excluded Person that is executed prior to the No-Shop Period Start Date (i.e., during the go-shop period), or (ii) $[3.5% of implied equity value of the transaction] for all other terminations giving rise to the fee – Parent reverse termination fee: $[5.5% of implied equity value of the transaction] • Selected Conditions to Closing: – Approval by Company shareholders representing at least two-thirds of the votes cast at the Company Shareholders Meeting – No law, judgment or order in specified jurisdictions prohibiting or making the transaction illegal – HSR and certain foreign regulatory clearances, including certain insurance regulatory approvals and consents – Customary bring-down of reps and warranties and performance of obligations – No Burdensome Condition imposed – Canada Distribution consummated such that the Company's Canadian insurance subsidiary ceases to be owned by the Company – No more than [12.5%] dissenting shares – No material adverse effect on the Company – No financing condition • End Date: – [Nine months after signing, automatically extended to twelve months to obtain antitrust/foreign investment and regulatory approvals] • Solicitation Rights: – The Company has a go-shop period lasting until [●], following which it is subject to no-shop provisions with customary exceptions allowing consideration of unsolicited proposals – The Board of Directors of the Company may change recommendation in the case of a superior proposal or intervening event, or terminate to accept a superior proposal, subject to four-business day notice to Parent, and, in the case of a termination, payment of the Company termination fee Note: This summary is intended only as an overview of selected terms and is not intended to cover all terms or details of the Transaction. Defined terms not otherwise defined herein are as defined in the Agreement. Sources: Draft Agreement and Plan of Merger dated 8/9/26 (the “Agreement”) and Company management.

Executive Summary

Preliminary Illustrative Transaction Value Overview

Preliminary Implied Financial Metrics

(dollars and shares in millions, except per share values)

Selected Transaction Information	
Merger Consideration [1]	$19.50
Shares of Class A Common Stock Outstanding [2] [3]	119
Shares of Class B Common Stock Outstanding [2] [3]	99
Dilutive Shares [2] [3]	7
Fully-Diluted Shares of Common Stock Outstanding	224
Implied Transaction Equity Value	**$4,366**
Debt as of 6/30/26 [2]	123
Non-Controlling Interest as of 6/30/26 [2]	27
Total Cash in Non-Underwriting Entities as of 6/30/26 [2]	(529)
Implied Transaction Enterprise Value	**$3,987**

Selected Capitalized Indications & Implied Transaction Multiples

Implied Transaction Enterprise Value / Adjusted EBITDA Multiples	Corresponding Base Amount [2]	Implied Multiple
LTM Ended 6/30/26	$291	13.7x
CY 2026E	$332	12.0x
CY 2027E	$423	9.4x

Implied Transaction Equity Value / Adjusted Net Income Multiples	Corresponding Base Amount [2]	Implied Multiple
LTM Ended 6/30/26	$202	21.6x
CY 2026E	$226	19.3x
CY 2027E	$224	19.5x

Implied Premiums to Historical Trading Prices

(dollars per share in actuals)

Trading Period As of 8/7/26	Selected Metric [4]	Implied Premium of Tampa Bay Proposal over Selected Metric
1-Day Closing Price	$12.46	57%
5-Day VWAP	$12.19	60%
10-Day VWAP	$12.76	53%
20-Day VWAP	$12.93	51%
30-Day VWAP	$13.03	50%
3-Month VWAP	$13.69	42%
6-Month VWAP	$13.23	47%
12-Month VWAP	$14.51	34%
Since IPO VWAP (7/24/25)	$16.08	21%
IPO Price	$21.00	(7%)
52-Week Intraday High Price (8/20/25)	$30.48	(36%)
52-Week Intraday Low Price (2/24/26)	$9.18	112%

1. *Per the Tampa Bay proposal dated 8/10/26.*
2. *Per Company management.*
3. *Reflects (i) ~118.5 million shares of Class A common stock outstanding and ~98.6 million shares of Class B common stock outstanding, each as of 8/7/26, (ii) ~39.1 million options to purchase common stock as of 8/7/26 (to the extent in the money), based on the treasury method, (iii) ~5.8 million restricted stock units outstanding as of 8/7/26 and (iv) ~0.8 million performance stock units outstanding as of 8/7/26, per Company management.*
4. *Closing prices and 52-week intraday high and low prices per Capital IQ as of 8/7/26. VWAP based on cumulative trading activity over designated number of trading days (based on intraday trading) per Bloomberg as of 8/7/26.*

Sources: Bloomberg, Capital IQ, Company management and public filings.

5 | Houlihan Lokey

CONFIDENTIAL

CONFIDENTIAL Executive Summary Preliminary Illustrative Implied Transaction Information 6 1. Represents closing per share Class A common stock price as of 8/7/26. 2. Per Company management. 3. Reflects (i) ~118.5 million shares of Class A common stock outstanding and ~98.6 million shares of Class B common stock outstanding, each as of 8/7/26, (ii) ~39.1 million options to purchase common stock as of 8/7/26 (to the extent in the money), based on the treasury method, (iii) ~5.8 million restricted stock units outstanding as of 8/7/26 and (iv) ~0.8 million performance stock units outstanding as of 8/7/26, per Company management. 4. Based on intraday pricing, per Capital IQ. Sources: Bloomberg, Capital IQ, Company management and public filings. (dollars and shares in millions, except per share values) Tampa Bay Proposal Purchase Price Analysis Summary as of 8/7/26 Current [1] Illustrative Per Share Class A Common Stock Price Range Per Share Class A Common Stock Price $12.46 $17.00 $17.50 $18.00 $18.50 $19.00 $19.50 $20.00 $20.50 $21.00 Implied Premium to Current Class A Common Stock Price ($12.46) -- 36% 40% 44% 48% 52% 57% 61% 65% 69% Fully Diluted Shares Outstanding [2] [3] 224 224 224 224 224 224 224 224 224 225 Implied Equity Value $2,789 $3,805 $3,917 $4,029 $4,140 $4,252 $4,366 $4,484 $4,601 $4,719 Plus: Debt as of 6/30/26 [2] 123 123 123 123 123 123 123 123 123 123 Plus: Non-Controlling Interest as of 6/30/26 [2] 27 27 27 27 27 27 27 27 27 27 Less: Total Cash in Non-Underwriting Entities as of 6/30/26 [2] (529) (529) (529) (529) (529) (529) (529) (529) (529) (529) Implied Enterprise Value $2,409 $3,425 $3,537 $3,649 $3,761 $3,873 $3,987 $4,104 $4,222 $4,339 Implied Premiums: 8/7/26 Current Class A Common Stock Price ($12.46) -- 36% 40% 44% 48% 52% 57% 61% 65% 69% 10-Day VWAP as of 8/7/26 ($12.76) (2%) 33% 37% 41% 45% 49% 53% 57% 61% 65% 30-Day VWAP as of 8/7/26 ($13.03) (4%) 30% 34% 38% 42% 46% 50% 54% 57% 61% 90-Day VWAP as of 8/7/26 ($13.66) (9%) 24% 28% 32% 35% 39% 43% 46% 50% 54% 6-Month VWAP as of 8/7/26 ($13.23) (6%) 29% 32% 36% 40% 44% 47% 51% 55% 59% 12-Month VWAP as of 8/7/26 ($14.51) (14%) 17% 21% 24% 28% 31% 34% 38% 41% 45% IPO Price ($21.00) (41%) (19%) (17%) (14%) (12%) (10%) (7%) (5%) (2%) -- 52-Week High ($30.48) (8/20/25) [4] (59%) (44%) (43%) (41%) (39%) (38%) (36%) (34%) (33%) (31%) 52-Week Low ($9.18) (2/24/26) [4] 36% 85% 91% 96% 102% 107% 112% 118% 123% 129%

CONFIDENTIAL Selected Companies Analysis CY 2026E Adjusted EBITDA 11.0x — 13.0x CY 2027E Adjusted EBITDA 9.0x — 11.0x CY 2026E Adjusted Net Income 16.0x — 20.0x CY 2027E Adjusted Net Income 15.0x — 19.0x Selected Transactions Analysis LTM (6/30/26) Adjusted EBITDA 12.0x — 14.0x Sum-of-the-Parts Analysis Non-Underwriting Segment + Underwriting Segment (Unlevered DCF) (Levered DCF) Executive Summary Preliminary Financial Analyses Summary 7 Implied Equity Value Per Share Reference Range Note: No particular weight was attributed to any analysis. 1. Reflects closing price per share of common stock as of 8/7/26. 2. Per the Tampa Bay proposal dated 8/10/26. Sources: Capital IQ and Company management. 9.0%-11.0% WACC 2.0%-3.0% Perpetual Growth Rate 9.0% - 11.0% Cost of Equity 0.7x - 0.9x Terminal P/BV (dollars per share in actuals) $16.45 $17.32 $15.02 $16.18 $18.70 $18.03 $23.37 $19.89 $19.02 $20.18 $22.24 $20.92 Merger Consideration:² $19.50 Current Cherry Tree Stock Price:¹ $12.46 $10.00 $12.00 $14.00 $16.00 $18.00 $20.00 $22.00 $24.00 $26.00

CONFIDENTIAL 02 PRELIMINARY FINANCIAL ANALYSES

Preliminary Financial Analyses Summary

(dollars and shares in millions, except per share values)

	Selected Companies Analysis CY 2026E Adjusted EBITDA	Selected Companies Analysis CY 2027E Adjusted EBITDA	Selected Companies Analysis CY 2026E Adjusted Net Income	Selected Companies Analysis CY 2027E Adjusted Net Income	Selected Transactions Analysis LTM Ended 6/30/26 Adjusted EBITDA	Sum-of-the-Parts Analysis [1]
Corresponding Base Amount	$332	$423	$226	$224	$291	
Selected Multiples Range	11.0x -- 13.0x	9.0x -- 11.0x	16.0x -- 20.0x	15.0x -- 19.0x	12.0x -- 14.0x	
Implied Enterprise Value Reference Range	$3,656 -- $4,320	$3,805 -- $4,651			$3,496 -- $4,078	
Total Cash in Non-Underwriting Entities as of 6/30/26 [2]	529 -- 529	529 -- 529			529 -- 529	
Debt as of 6/30/26 [2]	(123) -- (123)	(123) -- (123)			(123) -- (123)	
Non-Controlling Interests as of 6/30/26 [2]	(27) -- (27)	(27) -- (27)			(27) -- (27)	
Implied Equity Value Reference Range	$4,035 -- $4,700	$4,185 -- $5,030	$3,621 -- $4,526	$3,361 -- $4,258	$3,875 -- $4,458	$3,683 -- $5,322
Shares Outstanding [2] [3]	224 -- 225	224 -- 226	224 -- 224	224 -- 224	224 -- 224	224 -- 228
Implied Equity Value Per Share Reference Range	**$18.03 -- $20.92**	**$18.70 -- $22.24**	**$16.18 -- $20.18**	**$15.02 -- $19.02**	**$17.32 -- $19.89**	**$16.45 -- $23.37**

1. Please refer to the following page for detail for the Sum-of-the-Parts Analysis.
2. Per Company management.
3. Reflects (i) ~118.5 million shares of Class A common stock outstanding and ~98.6 million shares of Class B common stock outstanding, each as of 8/7/26, (ii) ~39.1 million options to purchase common stock as of 8/7/26 (to the extent in the money), based on the treasury method, (iii) ~5.8 million restricted stock units outstanding as of 8/7/26 and (iv) ~0.8 million performance stock units outstanding as of 8/7/26, per Company management.
Sources: Company management and public filings.

9 | Houlihan Lokey

CONFIDENTIAL

Preliminary Sum-of-the-Parts Analysis Summary

(dollars in millions)

Non-Underwriting Segment

Valuation Approach	Terminal Value Metric	Discount Rate			Perpetual Growth Rate			Implied Total Equity Value Low		Implied Total Equity Value High
Unlevered DCF	Fee-Based Unlevered Free Cash Flow	9.0%	--	11.0%	2.0%	--	3.0%	$3,061	--	$4,569
Enterprise Value Waterfall										
(+) Total Cash in Non-Underwriting Entities								*$529*	--	*$529*
(-) Total Debt								*($123)*	--	*($123)*
(-) Non-Controlling Interests								*($27)*	--	*($27)*
Implied Equity Value Reference Range (Non-Underwriting Segment)								**$3,441**	**--**	**$4,948**

Underwriting Segment

Valuation Approach	Terminal Value Metric	Discount Rate			Terminal Multiples Range			Implied Total Equity Value Low		Implied Total Equity Value High
Levered DCF	Book Value	9.0%	--	11.0%	0.7x	--	0.9x	$242	--	$374
Implied Equity Value Reference Range (Underwriting Segment)								**$242**	**--**	**$374**
Implied Total Equity Value Reference Range								**$3,683**	**--**	**$5,322**

Non-Underwriting Segment

- Fee-based Unlevered free cash flow calculated based on financials of non-underwriting business per Company management

Underwriting Segment

- Value of underwriting business derived through (in part) multiple-based terminal value approach
- Does not assume distributable dividends per Company management
- Reflects required underwriting capital contributions to support EWP growth per Company management

Source: Company management.

10 | Houlihan Lokey

CONFIDENTIAL

Preliminary Selected Historical & Projected Financial Information

(dollars in millions)

	Calendar Year Ended December 31,					LTM Ended	Calendar Year Ending December 31,					CAGR	
	2021	2022	2023	2024	2025	6/30/26	2026E	2027E	2028E	2029E	2030E	2021 to 2025	2025 to 2030E
Cherry Tree Gross Written Premium	$556	$1,201	$1,614	$2,610	$2,946	$2,740	$2,712	$2,634	$2,857	$3,180	$3,624		
Third Party Gross Written Premium	1	0	173	498	1,245	1,854	2,673	3,890	4,901	5,965	7,022		
Gross Written Premium	**$557**	**$1,201**	**$1,787**	**$3,108**	**$4,191**	**$4,594**	**$5,385**	**$6,524**	**$7,758**	**$9,145**	**$10,646**	**66%**	**20%**
Growth %	*111%*	*115%*	*49%*	*74%*	*35%*		*29%*	*21%*	*19%*	*18%*	*16%*		
Independent Member GWP Contribution %	*71%*	*67%*	*64%*	*70%*	*71%*		*71%*	*72%*	*71%*	*71%*	*71%*		
Owned Member GWP Contribution %	*24%*	*17%*	*18%*	*13%*	*11%*		*10%*	*7%*	*7%*	*7%*	*6%*		
Mission Member GWP Contribution %	*5%*	*16%*	*17%*	*17%*	*18%*		*19%*	*21%*	*22%*	*23%*	*23%*		
Direct Commission Income	$75	$161	$222	$366	$542	$613	$703	$865	$1,024	$1,208	$1,413		
Net Earned Premiums	31	141	105	227	298	423	489	328	297	345	414		
Ceding Commission Income	14	(12)	78	82	95	57	42	13	36	73	106		
Net Investment Income	(0)	3	19	39	49	43	44	50	57	60	65		
Revenue Consolidation / Elimination Adjustments	(19)	(70)	(99)	(132)	(118)	(88)	(105)	(86)	(144)	(193)	(225)		
Operating Revenue [1]	**$101**	**$223**	**$326**	**$582**	**$866**	**$1,049**	**$1,173**	**$1,170**	**$1,270**	**$1,493**	**$1,772**	**71%**	**15%**
Operating Revenue Growth %	*NA*	*120%*	*46%*	*78%*	*49%*		*35%*	*0%*	*9%*	*18%*	*19%*		
Organic Revenue Growth %	*254%*	*113%*	*57%*	*75%*	*51%*		*34%*	*-5%*	*9%*	*18%*	*19%*		
Net Revenue Retention %	*162%*	*173%*	*133%*	*153%*	*126%*		*117%*	*NA*	*NA*	*NA*	*NA*		
Net Losses & Loss Adjustment Expense	(33)	(100)	(80)	(167)	(204)	(261)	(306)	(209)	(201)	(232)	(267)		
Amortization of Deferred Acquisition Costs	(12)	(58)	(68)	(104)	(114)	(159)	(185)	(121)	(132)	(184)	(247)		
General & Administrative	(68)	(139)	(204)	(298)	(383)	(420)	(445)	(502)	(566)	(636)	(720)		
Expense Consolidation / Elimination Adjustments	5	38	45	79	70	82	96	84	85	111	147		
Other Expenses	(9)	(35)	(55)	(42)	(178)	(228)	(180)	(162)	(185)	(184)	(197)		
Total Adjustments [2]	9	35	55	42	178	228	180	162	185	184	197		
Adjusted EBITDA	**($6)**	**($36)**	**$18**	**$92**	**$235**	**$291**	**$332**	**$423**	**$456**	**$553**	**$685**	**NMF**	**24%**
Margin %	*-6%*	*-16%*	*6%*	*16%*	*27%*	*28%*	*28%*	*36%*	*36%*	*37%*	*39%*		
Growth %	*NMF*	*NMF*	*NMF*	*402%*	*155%*		*42%*	*27%*	*8%*	*21%*	*24%*		
Depreciation & Amortization			(15)	(27)	(35)	(40)	(40)	(47)	(52)	(56)	(59)		
Interest Expense			(11)	(12)	(11)	(11)	(9)	(9)	(8)	(8)	(7)		
Income Taxes			(25)	(16)	(30)	(40)	(57)	(143)	(145)	(183)	(229)		
Net Foreign Exchange Gain / (Loss)			(4)	5	(20)	1	(1)	0	0	0	0		
Adjusted Net Income			**($36)**	**$43**	**$138**	**$202**	**$226**	**$224**	**$250**	**$307**	**$390**	**NMF**	**23%**
Margin %			*-11%*	*7%*	*16%*	*19%*	*19%*	*19%*	*20%*	*21%*	*22%*		
Growth %			*NMF*	*NMF*	*222%*		*64%*	*-1%*	*12%*	*23%*	*27%*		
Additional Financial Information													
Capitalized Technology Development Costs	$15	$27	$33	$34	$41	$44	$52	$67	$74	$79	$84		
Underwriting Segment Adjusted EBITDA	($27)	($81)	($1)	($21)	$57	$39	$17	$7	$1	$4	$9		
Underwriting Segment Book Value	*NA*	*NA*	*NA*	*NA*	*NA*	*NA*	$642	$649	$650	$704	$800		
Underwriting Cash Investment	*NA*	*NA*	*NA*	*NA*	*NA*	*NA*	$61	$0	$0	$50	$89		

1. *Operating revenue refers to U.S. GAAP revenues excluding the impact of net realized and unrealized gains (losses) on investments.*
2. *Total Adjustments:*

	2021	2022	2023	2024	2025	LTM 6/30/26	2026E	2027E	2028E	2029E	2030E
Other Expenses (a)	*$11*	*$34*	*$46*	*$39*	*$69*	*$89*	*$75*	*$59*	*$67*	*$64*	*$65*
Share-Based Compensation	*0*	*0*	*5*	*8*	*51*	*103*	*104*	*103*	*118*	*120*	*132*
IPO and Transaction Related Expenses	*0*	*0*	*0*	*0*	*37*	*37*	*0*	*0*	*0*	*0*	*0*
Net Foreign Exchange Gain / (Loss)	*(3)*	*1*	*4*	*(5)*	*20*	*(1)*	*1*	*(0)*	*(0)*	*(0)*	*(0)*
Total Adjustments	***$9***	***$35***	***$55***	***$42***	***$178***	***$227***	***$180***	***$162***	***$185***	***$184***	***$197***

(a) Other expenses include system development non-operating costs, Mission profit sharing expenses, professional costs, and miscellaneous other expenses.

Source: Company management.

11 | Houlihan Lokey

CONFIDENTIAL

Preliminary Selected Companies Analysis

(dollars in millions)

Specialty Distribution Platforms	Share Price [2]	Equity Market Value [2] [3]	Enterprise Value [2] [3]	Enterprise Value [1] to Adj. EBITDA CY 2026E [4]	Enterprise Value [1] to Adj. EBITDA CY 2027E [4]	Price [2] [3] to Adj. Earnings per Share CY 2026E [4]	Price [2] [3] to Adj. Earnings per Share CY 2027E [4]
Goosehead Insurance, Inc.	$65.20	$2,316	$2,615	20.3x	17.6x	39.3x	31.4x
Hagerty, Inc.	$13.61	$4,824	$4,687	17.3x	14.2x	*NMF*	23.0x
Ryan Specialty Holdings, Inc.	$42.84	$11,528	$15,175	15.1x	14.1x	19.8x	18.2x
The Baldwin Insurance Group, Inc. [5] [6]	$17.33	$2,527	$5,107	10.9x	9.7x	8.8x	7.1x
TWFG, Inc.	$29.07	$1,583	$1,513	20.1x	18.3x	26.8x	24.9x
Median				**17.3x**	**14.2x**	**23.3x**	**23.0x**
Mean				**16.7x**	**14.8x**	**23.7x**	**20.9x**
Low				10.9x	9.7x	8.8x	7.1x
High				20.3x	18.3x	39.3x	31.4x
Diversified Insurance Brokers							
Aon plc	$358.30	$77,247	$91,231	15.1x	13.8x	19.0x	17.3x
Arthur J. Gallagher & Co.	$248.12	$64,123	$76,890	14.1x	12.6x	19.1x	16.8x
Brown & Brown, Inc.	$71.43	$24,368	$31,610	12.9x	12.4x	16.8x	16.0x
Marsh & McLennan Companies, Inc.	$191.65	$92,335	$111,495	13.8x	12.9x	18.4x	17.2x
Willis Towers Watson Public Limited Company	$344.82	$32,318	$37,303	12.8x	11.7x	17.3x	15.5x
Median				**13.8x**	**12.6x**	**18.4x**	**16.8x**
Mean				**13.7x**	**12.7x**	**18.1x**	**16.6x**
Low				12.8x	11.7x	16.8x	15.5x
High				15.1x	13.8x	19.1x	17.3x
Specialty Distribution Platforms & Diversified Insurance Brokers							
Median				**14.6x**	**13.4x**	**19.0x**	**17.3x**
Mean				**15.2x**	**13.7x**	**20.6x**	**18.7x**
Low				10.9x	9.7x	8.8x	7.1x
High				20.3x	18.3x	39.3x	31.4x
Cherry Tree Consensus Estimates [7]	$12.46	$2,792	$2,495	8.8x	7.2x	17.1x	14.0x
Cherry Tree Management Projections [8]	$12.46	$2,789 [9]	$2,409 [9]	7.2x	5.7x	12.3x	12.4x

Note: No company used in this analysis for comparative purposes is identical to the Company.

1. *Enterprise Value equals equity market value + debt outstanding + preferred stock + minority interests + estimated contingent consideration/earnout payables – cash and cash equivalents.*
2. *Based on closing prices as of 8/7/26.*
3. *Based on diluted shares.*
4. *Multiples based on forward looking financial information have been calendarized to the Company's fiscal year end of December 31st.*
5. *Reflects the unaffected stock price prior to reports that BWIN had retained advisors to explore alternatives.*
6. *On an affected-basis based on the closing stock price as of 8/7/26, BWIN's EV / Adj. EBITDA multiples for CY 2026E and CY2027E are 14.8x and 13.2x, respectively, and BWIN's Price / Adj. Earnings Per Share multiples for CY 2026E and CY 2027E are 15.1x and 12.1x, respectively.*
7. *Based on public filings, analyst estimates, market data and other public information as of 8/7/26.*
8. *Adjusted EBITDA and Adjusted Net Income based on projections provided by Company management.*
9. *Based on the Company's draft balance sheet and outstanding shares as of 8/7/26, per Company management.*

Sources: Capital IQ and public filings.

12 | Houlihan Lokey

CONFIDENTIAL

Preliminary Selected Companies Analysis (cont.)

(dollars in millions)

Specialty Carriers	Share Price [1]	Equity Market Value [1] [2]	Price [1] [2] to Adj. Earnings per Share CY 2026E [3]	CY 2027E [3]	Price [1] [2] to Book Value per Share	Return on Equity [4] CY 2026E [3]	CY 2027E [3]
Bowhead Specialty Holdings Inc. [5]	$30.59	$1,083.2	16.2x	13.2x	2.4x	15%	18%
Kinsale Capital Group, Inc.	$373.76	$8,566	17.4x	17.9x	4.2x	24%	24%
Palomar Holdings, Inc.	$131.00	$3,612	13.4x	12.0x	3.7x	28%	31%
RLI Corp.	$64.23	$5,934	22.5x	24.0x	3.4x	15%	14%
Skyward Specialty Insurance Group, Inc.	$63.67	$2,936	13.1x	11.7x	2.3x	18%	20%
W. R. Berkley Corporation	$71.60	$27,824	14.7x	15.1x	2.8x	19%	19%
Median			**15.4x**	**14.1x**	**3.1x**	**18%**	**19%**
Mean			**16.2x**	**15.7x**	**3.1x**	**20%**	**21%**
Low			13.1x	11.7x	2.3x	15%	14%
High			22.5x	24.0x	4.2x	28%	31%
Cherry Tree Consensus Estimates [6]	$12.46	$2,792	17.1x	14.0x	3.9x	23%	28%
Cherry Tree Management Projections [7]	$12.46	$2,789 [8]	12.3x	12.4x	3.9x	22%	27%
[Informational Purposes Only]							
Pelagos Insurance Capital Limited	$25.03	$2,188	7.1x	6.8x	1.0x	13%	14%

Note: No company used in this analysis for comparative purposes is identical to the Company.

1. *Based on closing prices as of 8/7/26.*
2. *Based on diluted shares.*
3. *Multiples and return based on forward looking financial information have been calendarized to the Company's fiscal year end of December 31st.*
4. *Shareholders' equity used in forward looking calculations reflects the Latest 12-month's average shareholders' equity balance.*
5. *Reflects unaffected closing stock price as of 8/2/26, the day prior to the acquisition announcement for American Family to acquire all shares of common stock of Bowhead it does not currently own for $34.00 per share in cash.*
6. *Based on public filings, analyst estimates, market data and other public information as of 8/7/26.*
7. *Adjusted Net Income based on projections provided by Company management.*
8. *Based on the Company's draft balance sheet and outstanding shares as of 8/7/26, per Company management.*

Sources: Capital IQ and public filings.

13 | Houlihan Lokey

CONFIDENTIAL

CONFIDENTIAL -5% 22% 15% 12% 11% 10% 6% 9% 6% 5% 5% 4% 1 Cherry Tree GSHD TWFG RYAN AON MRSH 34% 22% 17% 12% 6% 4% 24% 18% 8% 6% 4% 1 Cherry Tree GSHD RYAN HGTY BRO MRSH Preliminary Selected Benchmarking Data Organic Revenue Growth 14 Projected Organic Revenue Growth1 (CY 2025 – CY 2026E) Note: No company used in this analysis for comparative purposes is identical to the Company. Note: Median and mean indications exclude Cherry Tree. 1. Total revenue growth was used to approximate organic growth for companies without analyst estimates for HGTY and the Diversified Insurance Brokers. Sources: Bloomberg, Capital IQ, public filings and Company management. Specialty Distribution Platforms Diversified Insurance Brokers Mean: 10% Median: 9% Mean: 12% Median: 8% Projected Organic Revenue Growth1 (CY 2026E – CY 2027E) Diversified Insurance Brokers Mean: 11% Median: 11% Mean: 6% Median: 5% Cherry Tree Cherry Tree Non-Underwriting Segment Cherry Tree Cherry Tree Non-Underwriting Segment NA Specialty Distribution Platforms

CONFIDENTIAL 36% 31% 30% 24% 23% 22% 35% 35% 34% 29% 29% 1 Cherry Tree RYAN GSHD BWIN TWFG HGTY BRO AON AJG MRSH WTW 28% 31% 30% 24% 23% 21% 35% 34% 33% 28% 28% 1 Cherry Tree RYAN GSHD TWFG BWIN HGTY BRO AON AJG MRSH WTW Preliminary Selected Benchmarking Data Adjusted EBITDA Margin 15 Projected Adjusted EBITDA Margin (CY 2026E) Note: No company used in this analysis for comparative purposes is identical to the Company. Note: Median and mean indications exclude Cherry Tree. 1. Reflects adjusted EBITDA margin based on operating revenue, excluding the impact of realized investment gains. Sources: Bloomberg, Capital IQ, public filings and Company management. Specialty Distribution Platforms Diversified Insurance Brokers Mean: 26% Median: 24% Mean: 32% Median: 33% Projected Adjusted EBITDA Margin (CY 2027E) Specialty Distribution Platforms Diversified Insurance Brokers Mean: 26% Median: 24% Mean: 32% Median: 34% 1 Cherry Tree Cherry Tree 1

CONFIDENTIAL 64% 48% 48% 40% 34% 57% 53% 38% 36% 34% 1 Cherry Tree TWFG GSHD RYAN BWIN HGTY AJG BRO AON WTW MRSH 36% 45% 40% 38% 34% 34% 43% 41% 39% 34% 34% 1 Cherry Tree GSHD TWFG RYAN HGTY BWIN AJG AON BRO WTW MRSH Preliminary Selected Benchmarking Data Rule of 40 16 Projected Rule of 40 (CY 2026E Revenue Growth + CY 2026E Adjusted EBITDA Margin) Note: No company used in this analysis for comparative purposes is identical to the Company. Note: Median and mean indications exclude Cherry Tree. 1. Reflects growth and adjusted EBITDA margin based on operating revenue, excluding the impact of realized investment gains. Sources: Bloomberg, Capital IQ, public filings and Company management. Specialty Distribution Platforms Diversified Insurance Brokers Mean: 43% Median: 44% Mean: 44% Median: 38% Projected Rule of 40 (CY 2027E Revenue Growth + CY 2027E Adjusted EBITDA Margin) Specialty Distribution Platforms Diversified Insurance Brokers Mean: 38% Median: 38% Mean: 38% Median: 39% 1 Cherry Tree Cherry Tree NA 1

CONFIDENTIAL 17 Preliminary Selected Historical Trading Multiple Information Lookback Since IPO1 Note: No company displayed above for comparative purposes is identical to the Company. Note: For each index, average multiples information shown above reflects average multiples for the selected companies that were public over the entirety of the applicable time period. Note: Multiples shown above are sourced directly from Capital IQ; as such, certain multiples may differ from figures shown on other pages. Excludes figures that are not available or not meaningful. Note: Enterprise Value to NTM Adjusted EBITDA multiples greater than 50.0x deemed to be not meaningful. 1. The Company’s shares of Class A common stock began trading on the NYSE on 7/24/25. 2. Specialty Distribution Platforms Index is comprised of Goosehead Insurance, Inc.; Hagerty, Inc.; Ryan Specialty Holdings, Inc.; The Baldwin Insurance Group, Inc.; and TWFG, Inc. Reflects average multiple. 3. Diversified Insurance Brokers Index is comprised of Aon plc; Arthur J. Gallagher & Co.; Brown & Brown, Inc.; Marsh & McLennan Companies, Inc.; and Willis Towers Watson Public Limited Company. Reflects average multiple. Source: Capital IQ as of 8/7/26. Cherry Tree vs. Selected Industry Participants (Enterprise Value to NTM Adjusted EBITDA Lookback Since IPO1 ) Current as of 8/7/26 Cherry Tree 10.9x 9.8x 9.1x 9.5x 8.9x Specialty Distribution Platforms Index [2] 17.8x 16.6x 14.7x 15.0x 17.0x Diversified Insurance Brokers Index [3] 12.9x 12.5x 12.0x 12.0x 12.8x Three-Month Average (5/7/26 - 8/7/26) One-Month Average (7/7/26 - 8/7/26) Six-Month Average (2/7/26 - 8/7/26) Nine-Month Average (11/7/25 - 8/7/26) Since IPO Average (7/24/25 - 8/7/26) 8.4x 17.3x 13.2x 0.0x 5.0x 10.0x 15.0x 20.0x 25.0x 30.0x 35.0x Aug-25 Sep-25 Oct-25 Nov-25 Dec-25 Jan-26 Feb-26 Mar-26 Apr-26 May-26 Jun-26 Jul-26 Aug-26 Cherry Tree Specialty Distribution Platforms Index [2] Diversified Insurance Brokers Index [3]

CONFIDENTIAL 18 Preliminary Selected Historical Trading Multiple Information Lookback Since IPO1 (cont.) Cherry Tree vs. Selected Industry Participants (Price to NTM Earnings Per Share Lookback Since IPO1 ) Note: No company displayed above for comparative purposes is identical to the Company. Note: For each index, average multiples information shown above reflects average multiples for the selected companies that were public over the entirety of the applicable time period. Note: Multiples shown above are sourced directly from Capital IQ; as such, certain multiples may differ from figures shown on other pages. Excludes figures that are not available or not meaningful. Note: Price to NTM Earnings Per Share multiples greater than 80.0x deemed to be not meaningful. 1. The Company’s shares of Class A common stock began trading on the NYSE on 7/24/25. 2. Specialty Distribution Platforms Index is comprised of Goosehead Insurance, Inc.; Hagerty, Inc.; Ryan Specialty Holdings, Inc.; The Baldwin Insurance Group, Inc.; and TWFG, Inc. Reflects average multiple. 3. Diversified Insurance Brokers Index is comprised of Aon plc; Arthur J. Gallagher & Co.; Brown & Brown, Inc.; Marsh & McLennan Companies, Inc.; and Willis Towers Watson Public Limited Company. Reflects average multiple. 4. Specialty Carriers Index is comprised of Bowhead Specialty Holdings Inc.; Kinsale Capital Group, Inc.; Palomar Holdings, Inc.; RLI Corp.; Skyward Specialty Insurance Group, Inc.; and W. R. Berkley Corporation. Reflects average multiple. Source: Capital IQ as of 8/7/26. 16.3x 26.6x 17.0x 15.9x 0.0x 10.0x 20.0x 30.0x 40.0x 50.0x 60.0x Aug-25 Sep-25 Oct-25 Nov-25 Dec-25 Jan-26 Feb-26 Mar-26 May-26 Jun-26 Jul-26 Aug-26 Cherry Tree Specialty Distribution Platforms Index [2] Diversified Insurance Brokers Index [3] Specialty Carriers Index [4] Current as of 8/7/26 Cherry Tree 21.1x 19.8x 18.4x 18.3x 17.0x Specialty Distribution Platforms Index [2] 24.6x 22.6x 20.1x 20.1x 21.8x Diversified Insurance Brokers Index [3] 17.6x 16.5x 15.7x 15.5x 16.9x Specialty Carriers Index [4] 15.5x 14.9x 14.5x 14.4x 15.6x Six-Month Average (2/7/26 - 8/7/26) Nine-Month Average (11/7/25 - 8/7/26) Since IPO Average (7/24/25 - 8/7/26) Three-Month Average (5/7/26 - 8/7/26) One-Month Average (7/7/26 - 8/7/26)

Preliminary Selected Transactions Analysis

(dollars in millions)

Selected Broker Transactions

Announced	Effective	Target	Acquiror	Transaction Value [1]	Transaction Value / LTM Adjusted EBITDA [2]	LTM Adjusted EBITDA Margin % [2]
Brokers						
12/2/2025	1/1/2026	Cobbs Allen Capital Holdings, LLC	The Baldwin Insurance Group, Inc.	$1,096	15.7x	23% [3] [4]
6/10/2025	8/1/2025	RSC Topco, Inc.	Brown & Brown, Inc.	$9,825	15.7x	36%
3/4/2025	4/10/2025	Woodruff-Sawyer & Co., Inc.	Arthur J. Gallagher & Co.	$1,200	13.6x	33%
12/9/2024	8/18/2025	AssuredPartners, Inc.	Arthur J. Gallagher & Co.	$13,450	14.3x	33%
2/20/2024	5/6/2024	CRC Insurance Group, LLC	CD&R; Stone Point Capital; Mubadala	$15,500	18.1x	25%
12/20/2023	4/25/2024	NFP Corp.	Aon plc	$13,400	15.0x	NA [5]
10/24/2023	11/30/2023	Galloway-Chandler-McKinney Insurance Agency, Inc.	Arthur J. Gallagher & Co.	$904	14.6x	36% [6] [7]
9/19/2023	10/31/2023	Eastern Insurance Group LLC	Arthur J. Gallagher Risk Management Services, Inc.	$510	13.8x	36% [7]
3/3/2022	4/29/2022	Westwood Insurance Agency	BRP Group, Inc. (nka:The Baldwin Insurance Group, Inc.)	$385	12.4x	38%
8/12/2021	12/1/2021	Willis Re (UK) Limited	Arthur J. Gallagher & Co.	$3,250	12.3x	36% [7] [8]
9/18/2018	4/1/2019	Jardine Lloyd Thompson Group plc (nka:JLT Group Holdings Limited)	Marsh & McLennan Companies, Inc.	$6,442 [9]	17.7x	20%
Median				$3,250	14.6x	34%
Mean				$5,997	14.8x	31%

Note: No company used in this analysis for comparative purposes is identical to the Company, and no transaction used in this analysis for comparative purposes is identical to the Transaction.

1. *Transaction Value refers to the implied enterprise value of target company, based on the announced transaction equity price and other public information available at the time of the announcement.*
2. *Based on reported metric for the most recent LTM period prior to the announcement of the transaction.*
3. *Represents the transaction value excluding a $250 million performance-based earnout. Includes upfront consideration of $1,026 million and $70 million deferred payment. The maximum transaction value (including contingent consideration) of $1,346 million implies a multiple of 19.2x LTM Adjusted EBITDA.*
4. *Reflects 2025E pro forma Adjusted EBITDA.*
5. *Per Aon plc press release issued 12/20/2023 in connection with the transaction announcement, reflects multiple on seller-adjusted estimated EBITDA at closing.*
6. *Transaction value includes a $155 million discounted tax benefit. The implied transaction value net of the discounted tax benefit of $749 million implies a multiple of 12.2x LTM Adjusted EBITDA.*
7. *Reflects Adjusted EBITDAC, defined as net earnings before interest, income taxes, depreciation, amortization and the change in estimated acquisition earnout payables.*
8. *Represents the transaction value excluding $750 million of contingent consideration. The maximum transaction value (including contingent consideration) of $4,000 million implies a multiple of 15.1x LTM Adjusted EBITDAC.*
9. *Represents implied enterprise value of £4.9 billion per JLT, which reflects ~$6.4 billion based on the GBP/USD exchange rate of 0.76068 to one as of 9/18/18, per Capital IQ.*

Sources: Capital IQ, press releases and public filings.

19 | Houlihan Lokey

CONFIDENTIAL

Preliminary Selected Transactions Analysis (cont.)

(dollars in millions)

Selected MGA & Fronting Transactions

Announced	Effective	Target	Acquiror	Transaction Value [1]	Transaction Value / LTM Adjusted EBITDA [2]	LTM Adjusted EBITDA Margin % [2]
MGAs						
10/3/2025	12/5/2025	Bamboo Ide8 Insurance Services, LLC	CVC Capital Partners plc	$1,750	21.8x	35%
9/29/2025	10/31/2025	ArmadaCare, LLC	Affiliates of Octave Specialty Group, Inc.	$250	13.8x	45%
8/1/2024	8/30/2024	US Assure Insurance Services of Florida, Inc.	Ryan Specialty, LLC	$1,075	12.8x	59% [3]
5/9/2022	8/1/2022	NSM Insurance Group, LLC	The Carlyle Group Inc.	$1,775	22.4x	23%
Median				$1,413	17.8x	40%
Mean				$1,213	17.7x	40%
Fronting						
7/26/2017	11/17/2017	State National Companies, Inc.	Markel Corporation	$915	10.6x	38%
All Selected Transactions						
Low				**$250**	**10.6x**	**20%**
High				**$15,500**	**22.4x**	**59%**
Median				**$1,200**	**14.5x**	**36%**
Mean				**$4,352**	**15.3x**	**34%**

Note: No company used in this analysis for comparative purposes is identical to the Company, and no transaction used in this analysis for comparative purposes is identical to the Transaction.

1. *Transaction Value refers to the implied enterprise value of target company, based on the announced transaction equity price and other public information available at the time of the announcement.*
2. *Based on reported metric for the most recent LTM period prior to the announcement of the transaction.*
3. *Represents the transaction value excluding up to $400 million in performance-based contingent consideration. The maximum transaction value (including contingent consideration) of $1,475 million implies a multiple of 17.6x LTM Adjusted EBITDA.*

Sources: Capital IQ, press releases and public filings.

20 | Houlihan Lokey

CONFIDENTIAL

Preliminary Illustrative Selected Premiums Paid Observations

Selected Sponsor-Backed Going Private Transactions

				Implied Premiums Paid [1]		
Announced	**Effective**	**Target**	**Acquiror**	**1-Day**	**1-Week**	**1-Month**
5/4/26	Pending	Global Business Travel Group, Inc.	Long Lake Management Holdings Inc.	60.2%	65.8%	71.2%
1/6/26	4/1/26	OneStream, Inc.	General Atlantic Service Company, L.P.; HgCapital LLP; Tidemark Capital, Inc.	29.1%	24.1%	29.7%
12/21/25	6/25/26	Clearwater Analytics Holdings, Inc.	Warburg Pincus LLC; Permira Advisers Ltd.; Temasek Holdings (Private) Limited	47.1%	41.3%	39.5%
10/29/25	1/30/26	Jamf Holding Corp.	Francisco Partners Management, L.P.	23.7%	42.2%	58.8%
9/22/25	12/9/25	PROS Holdings, Inc.	Thoma Bravo, L.P.	41.9%	60.0%	57.9%
8/21/25	2/4/26	Dayforce, Inc.	Abu Dhabi Investment Authority; Thoma Bravo, L.P.	32.4%	36.8%	26.5%
8/11/25	10/24/25	MeridianLink, Inc.	Centerbridge Partners, L.P.	25.9%	25.0%	23.3%
7/3/25	9/12/25	Olo Inc.	Thoma Bravo, L.P.	65.3%	64.8%	65.6%
6/20/25	9/24/25	Couchbase, Inc.	Haveli Investment Management LLC	29.4%	28.6%	36.0%
8/13/25	12/17/25	Sapiens International Corporation N.V.	Advent International, L.P.	64.0%	62.6%	46.9%
2/7/25	4/16/25	SolarWinds Corporation	Turn/River Management, L.P.	23.1%	23.5%	30.5%
10/17/24	2/14/25	Zuora, Inc.	Silver Lake Technology Management, L.L.C.; GIC Special Investments Pte. Ltd.	19.5%	17.6%	9.6%
9/24/24	1/22/25	Smartsheet Inc.	Vista Equity Partners Management, LLC; Blackstone Management Partners L.L.C.	25.1%	30.7%	37.0%
8/5/24	11/13/24	Thoughtworks Holding, Inc.	Apax Partners LLP; Turing EquityCo II L.P.	29.8%	34.1%	71.9%
7/25/24	11/13/24	Instructure Holdings, Inc.	KKR & Co. Inc.; Dragoneer Investment Group, LLC	16.7%	19.3%	23.8%
7/11/24	11/25/24	Envestnet, Inc.	Franklin Resources, Inc.; BlackRock, Inc.; State Street Global Advisors, Inc.; Bain Capital Private Equity, LP; Reverence Capital Partners, L.P.; FMR LLC	10.2%	8.1%	16.0%
6/7/24	10/1/24	PowerSchool Holdings, Inc.	Onex Corporation; Vista Equity Partners Management, LLC; Bain Capital Private Equity, LP	37.3%	31.6%	6.8%
5/13/24	10/17/24	Squarespace, Inc.	Permira Advisers LLC.	21.8%	31.2%	27.1%
4/8/24	6/27/24	Model N, Inc.	Vista Equity Partners Management, LLC	10.7%	8.5%	19.8%
2/5/24	7/2/24	Everbridge, Inc.	Thoma Bravo, L.P.	47.1%	52.6%	62.4%
12/18/23	3/19/24	Alteryx, Inc.	Insight Venture Management, LLC; Clearlake Capital Group, L.P.	62.3%	65.2%	56.3%
10/23/23	1/26/24	EngageSmart, Inc.	Vista Equity Partners Management, LLC	24.7%	29.9%	27.5%
9/6/23	11/9/23	NextGen Healthcare, Inc.	Thoma Bravo, L.P.	48.2%	43.0%	48.2%
Low				10.2%	8.1%	6.8%
High				65.3%	65.8%	71.9%
Median				29.4%	31.6%	36.0%
Mean				34.6%	36.8%	38.8%

Note: No company used in this analysis for comparative purposes is identical to the Company, and no transaction used in this analysis for comparative purposes is identical to the Transaction.

1. *Acquisition premiums are determined by measuring the offer price per share relative to the trading prices 1-day, 1-week, and 1-month prior to the transaction announcement date. When there was public disclosure of an auction process or an unsolicited bid, the acquisition premiums are calculated based on the unaffected stock price prior to such disclosure.*

Sources: LSEG, Capital IQ and Houlihan Lokey Going Private Studies.

21 | Houlihan Lokey

CONFIDENTIAL

Preliminary Sum-of-the-Parts Analysis

Discounted Cash Flow Analysis – Non-Underwriting Segment

(dollars in millions)

	Projected Calendar Year Ending December 31, 2026E [1]	2027E	2028E	2029E	2030E	Terminal Value Assumptions
Consolidated Adj. EBITDA	**$175**	**$423**	**$456**	**$553**	**$685**	**$685**
Less: Underwriting Adj. EBITDA	(3)	(7)	(1)	(4)	(9)	(9)
Fee-Based Adj. EBITDA	**$172**	**$416**	**$454**	**$548**	**$676**	**$676**
Other Cash Expenses	(25)	(51)	(52)	(54)	(56)	(56)
Stock-Based Compensation	(52)	(103)	(118)	(120)	(132)	(132)
Fee-Based Taxes	(1)	(50)	(50)	(70)	(92)	(92)
Capitalized Technology Development Costs	(26)	(67)	(74)	(79)	(84)	(84)
Fee-Based Free Cash Flow	**$68**	**$144**	**$160**	**$225**	**$313**	**$313**

Discount Rate	Present Value of Cash Flow (2026E - 2030E)	+	PV of Terminal Value Based on Perpetual Growth Rate for 2030E Unlevered Free Cash Flow 2.0%	2.5%	3.0%	=	Implied Enterprise Value 2.0%	2.5%	3.0%
9.00%	$735		$3,254	$3,522	$3,834		$3,989	$4,256	$4,569
9.50%	$727		$2,983	$3,212	$3,476		$3,710	$3,939	$4,203
10.00%	$719	+	$2,748	$2,945	$3,171	=	$3,467	$3,664	$3,890
10.50%	$711		$2,541	$2,713	$2,908		$3,252	$3,424	$3,619
11.00%	$703		$2,358	$2,509	$2,678		$3,061	$3,212	$3,382

Discount Rate	PV of Terminal Value as a % of Enterprise Value 2.0%	2.5%	3.0%
9.0%	82%	83%	84%
9.5%	80%	82%	83%
10.0%	79%	80%	82%
10.5%	78%	79%	80%
11.0%	77%	78%	79%

Note: Present values as of 8/7/26; mid-year convention applied. Refer to WACC calculation for derivation of discount rate.
1. Represents a 6.0-month stub period based on projected cash flows for 2Q26 through 4Q26, per Company management.
Source: Company management.

22 | Houlihan Lokey

CONFIDENTIAL

Preliminary Sum-of-the-Parts Analysis
Discounted Cash Flow Analysis – Underwriting Segment

(dollars in millions)

	Projected Calendar Year Ending December 31,				
	2026E [1]	2027E	2028E	2029E	2030E
Beginning Book Value	**$602**	**$642**	**$649**	**$650**	**$704**
Net Income [2]	6	6	1	4	8
Dividends	0	0	0	0	0
Recycled Capital / Dividend	19	0	0	0	0
Share Repurchases	0	0	0	0	0
Underwriting Segment Cash Investment [3]	16	0	0	50	89
Ending Book Value	**$642**	**$649**	**$650**	**$704**	**$800**

Discount Rate	Present Value of Cash Investment [4] (2026E - 2030E)		PV of Terminal Value as a Multiple of 2030E Book Value				Implied Equity Value		
			0.7x	0.8x	0.9x		0.7x	0.8x	0.9x
9.0%	($118)	+	$383	$438	$493	=	$265	$320	$374
9.5%	($117)	+	$376	$429	$483	=	$259	$313	$366
10.0%	($115)	+	$368	$421	$473	=	$253	$306	$358
10.5%	($114)	+	$361	$413	$464	=	$247	$299	$350
11.0%	($112)	+	$354	$404	$455	=	$242	$292	$343

Note: Present values as of 8/7/26; mid-year convention applied. Refer to Cost of Equity calculation for derivation of discount rate.
1. *Represents a 6.0-month stub period based on projected cash flows for 2Q26 through 4Q26, per Company management.*
2. *Underwriting segment Net Income reflects the Underwriting segment's projected Adjusted EBITDA, per Company management.*
3. *Reflects required underwriting capital contributions, per Company management.*
4. *Represents the present value of the Underwriting segment cash investments.*

Source: Company management.

23 | Houlihan Lokey

CONFIDENTIAL

Preliminary Supplemental Illustrative Transaction Information

U.S. & Bermuda Commercial Specialty

(dollars in millions)

U.S. Commercial Specialty

Announced	Effective	Target	Acquiror	Transaction Value [1]	Transaction Value [1] / MRQ Book Value [2]	Transaction Value [1] / MRQ Tangible Book Value [2]
1/19/2026	Pending	Beazley plc	Zurich Insurance Group AG	$11,024	2.18x [3]	2.29x [4]
9/25/2025	5/29/2026	The Fortegra Group, Inc.	DB Insurance Co., Ltd.	$1,650	2.26x	3.86x
9/18/2025	2/2/2026	Inigo Limited	CD&R; Stone Point Capital; Mubadala	$1,670	1.76x	1.79x
3/19/2025	6/26/2026	ProAssurance Corporation	The Doctors Company, an Interinsurance Exchange	$1,277	1.06x	1.12x
6/8/2024	3/13/2025	ICC Holdings, Inc.	Mutual Capital Group, Inc.	$75	1.09x	1.09x
2/8/2023	11/16/2023	Argo Group Intl. Holdings, Ltd. (nka:Clearbrook Group Holdings Inc.)	Brookfield Reinsurance Ltd. (nka:Brookfield Wealth Solutions Ltd.)	$1,053	0.85x	0.94x
2/16/2021	6/1/2021	Protective Insurance Corporation	The Progressive Corporation	$338	0.93x	0.93x
8/22/2018	5/23/2019	The Navigators Group, Inc.	The Hartford Financial Services Group, Inc.	$2,150	1.74x	1.78x
1/22/2018	7/18/2018	Validus Holdings, Ltd.	American International Group, Inc.	$5,587	1.58x	1.78x
5/2/2017	9/28/2017	OneBeacon Insurance Group, Ltd. (nka:Intact Insurance Group USA	Intact Financial Corporation	$1,701	1.65x	1.65x
7/1/2015	1/14/2016	Chubb Corporation	ACE Limited (nka:Chubb Limited)	$28,251	1.75x	1.80x
6/10/2015	10/27/2015	HCC Insurance Holdings, Inc.	Tokio Marine & Nichido Fire Insurance Co., Ltd.	$7,460	1.90x	2.55x
6/23/2014	10/2/2014	Western World Insurance Group, Inc.	Validus Specialty, Inc.	$690	1.33x	1.33x
Median				$1,670	1.65x	1.78x
Mean				$4,840	1.54x	1.76x

Bermuda Commercial Specialty

Announced	Effective	Target	Acquiror	Transaction Value [1]	Transaction Value [1] / MRQ Book Value [2]	Transaction Value [1] / MRQ Tangible Book Value [2]
8/27/2025	2/24/2026	Aspen Insurance Holdings Limited	Endurance Specialty Insurance Ltd.	$3,473	1.31x	1.31x
8/28/2018	2/15/2019	Aspen Insurance Holdings Limited	Apollo Global Management, Inc.	$2,588	1.12x	1.13x
3/5/2018	9/12/2018	XL Group Ltd	AXA SA	$14,913	1.51x	1.96x
12/18/2016	7/5/2017	Allied World Assurance Company Holdings, Ltd.	OMERS Administration Corporation; Fairfax Financial Holdings Limited	$4,854	1.34x	1.56x
10/5/2016	3/23/2017	Endurance Specialty Holdings Ltd. (nka:Sompo International Holdings Ltd.)	Sompo Japan Nipponkoa Insurance Inc. (nka:Sompo Japan Insurance Inc.)	$6,304	1.36x	1.53x
Median				$4,854	1.34x	1.53x
Mean				$6,426	1.33x	1.50x

Note: Refer to the following page for relevant footnotes.

24 | Houlihan Lokey

CONFIDENTIAL

Preliminary Supplemental Illustrative Transaction Information
P&C Run-Off

(dollars in millions)

P&C Run-Off

Announced	Effective	Target	Acquiror	Transaction Value [1]	Transaction Value [1] / MRQ Book Value [2]	Transaction Value [1] / MRQ Tangible Book Value [2]
7/29/2024	7/2/2025	Enstar Group Limited	Investor Consortium Led by Sixth Street [5]	$5,135	0.98x	0.99x
7/26/2016	5/11/2017	Assets and Liabilities of Hartford Financial Services Group Inc. [6]	Catalina Holdings U.K. Limited	$268 [7]	0.83x	0.83x
6/3/2013	10/3/2013	American Safety Insurance Holdings Ltd	Fairfax Financial Holdings Limited	$307	0.89x	0.95x
8/30/2012	11/30/2012	Flagstone Reinsurance Holdings, S.A.	Validus Holdings, Ltd.	$623	0.74x	0.78x
8/27/2012	2/7/2013	SeaBright Holdings, Inc.	Enstar Group Limited	$252	0.71x	0.72x
5/30/2008	10/10/2008	Quanta Capital Holdings Ltd.	Catalina Holdings (Bermuda) Ltd.	$197	0.82x	0.85x
Median				$287	0.83x	0.84x
Mean				$1,130	0.83x	0.85x

All Supplemental Illustrative Transactions

	Transaction Value [1]	MRQ Book Value [2]	MRQ Tangible Book Value [2]
Low	$75	0.71x	0.72x
High	$28,251	2.26x	3.86x
Median	$1,686	1.32x	1.32x
Mean	$4,243	1.32x	1.48x

Note: No company shown for comparative purposes is identical to the Company, and no transaction shown for comparative purposes is identical to the Transaction.

1. *Transaction Value refers to the announced transaction equity price and other public information available at the time of the announcement.*
2. *Based on reported metric for most recent quarter ("MRQ") period prior to the announcement of the transaction.*
3. *Reflects price per share divided by net assets per share. Per Beazley Plc 2025 Annual Report.*
4. *Reflects price per share divided by net tangible assets per share. Per Beazley Plc 2025 Annual Report.*
5. *Investor consortium includes Sixth Street, Liberty Strategic Capital, J.C. Flowers & Co. LLC, and other institutional investors.*
6. *Represents The Hartford Insurance Group Inc.'s ("Hartford") U.K. property and casualty run-off subsidiaries, Hartford Financial Products International Limited and Downlands Liability Management Limited.*
7. *Transaction value not disclosed in connection with the July 26, 2016 Hartford announcement. $268 million transaction value per Hartford's 10-Q for the period ended September 30, 2016, and reflects cash purchase price, net of transaction costs.*

Sources: Capital IQ, public filings and press releases.

25 | Houlihan Lokey

CONFIDENTIAL

CONFIDENTIAL 03 PRELIMINARY SELECTED PUBLIC MARKET OBSERVATIONS

Trading Market Snapshot

(shares outstanding and dollars in millions, except per share values and where otherwise noted)

Public Market Trading Overview

Public Market Enterprise Value Derivation	
Closing Per Share Class A Common Stock Price as of 8/7/26	$12.46
Shares of Class A Common Stock Outstanding [1] [2]	113
Shares of Class B Common Stock Outstanding [1] [2]	105
Dilutive Shares [1] [2]	6
Fully Diluted Shares of Common Stock Outstanding	224
Market Value of Equity	**$2,792**
Debt [2] [3]	123
Non-Controlling Interest [2]	27
Total Cash in Non-Underwriting Entities [2]	(448)
Public Market Enterprise Value	**$2,495**

Selected Market Information as of 8/7/26	
52-Week Intraday High Price (8/20/25) [4]	$30.48
52-Week Intraday Low Price (2/24/26) [4]	$9.18
90-Day Average Daily Trading Volume (in millions) [4]	2.0
% of Total Shares Outstanding	0.9%
% of Total Public Float	3.6%
90-Day Average Daily Trading Value (in millions) [4]	$28
% of Market Value of Equity	1.0%
Total Public Float (in millions) [2] [5]	56
% of Total Common Stock Outstanding	26%
% of Class A Common Stock Outstanding	50%
Number of Analysts Covering the Company [6]	11

Implied Multiples (Based on Consensus Estimates)	LTM (3/31/26) [2]	CY 2026E [7]	CY 2027E [7]	CY 2028E [7]
Enterprise Value / Adjusted EBITDA	9.5x	8.8x	7.2x	6.0x
Price / Adjusted Earnings Per Share	17.6x	17.1x	14.0x	11.0x

Historical VWAP Information[8]

1-Day	5-Day	10-Day	15-Day	20-Day	30-Day	60-Day	90-Day	Since IPO[9]
$12.43	$12.19	$12.76	$12.89	$12.93	$13.03	$13.70	$13.66	$16.08

1. Reflects (i) ~112.8 million shares of Class A common stock outstanding and ~105.4 million shares of Class B common stock outstanding, each as of 5/8/26, (ii) ~40.6 million options to purchase common stock as of 3/31/26 (to the extent in the money, based on the treasury method) and (iii) ~5.9 million restricted stock units outstanding as of 3/31/26, per public filings.
2. Per public filings.
3. Reflects total principal amount, gross of debt discount and deferred financing costs.
4. Per Capital IQ.
5. Represents common shares outstanding excluding those held by the Founders and other current/former Company directors and executives. Does not reflect share acquisitions or disposals not publicly disclosed as of 8/7/26.
6. Per Bloomberg.
7. Reflects consensus analyst estimates per Bloomberg as of 8/7/26.
8. VWAP based on cumulative trading activity over designated period (based on trading days and intraday trading) per Bloomberg as of 8/7/26.
9. The Company's shares of Class A common stock began trading on the NYSE on 7/24/25.

Sources: Bloomberg, Capital IQ and public filings as of 8/7/26.

27 | Houlihan Lokey

CONFIDENTIAL

CONFIDENTIAL 0.0 5.0 10.0 15.0 20.0 25.0 $0.00 $5.00 $10.00 $15.00 $20.00 $25.00 $30.00 $35.00 Jul-25 Sep-25 Oct-25 Dec-25 Jan-26 Mar-26 Apr-26 Jun-26 Aug-26 Daily Trading Volume Cherry Tree Current Stock Price [2] Event Earnings Announcement Closing Stock Price ($) Daily Volume (millions) Historical Timeline & Stock Trading History Since IPO1 28 1. The Company’s shares of Class A common stock began trading on the NYSE on 7/24/25. 2. Reflects closing per share common stock price on 8/7/26. Sources: Bloomberg, Capital IQ and public filings as of 8/7/26. Added to 16 Russell indices Announced partnership with AF Specialty, a division of AF Group, to expand in the risk exchange market Announced the appointment of Linda S. Huber as CFO following Jay Green’s previously announced resignation Launched the ARX Consortium, an enhanced partnership with Lloyd's of London, expanding access to specialty risk capacity Released Q2’25 earnings, beating Adjusted EBITDA consensus estimates by 13% and reporting related-party Hadron’s ~16% share of total exchange written premium Released full-year CY 2025 earnings, reporting 35% YoY growth in exchange written premium and a share repurchase program for up to $200 million of common shares through CY 2028 Announced pricing of upsized IPO at $21.00 per share and shares began trading on the NYSE Closing Class A Common Stock Price: $12.462 Q2’ 25 Q3’ 25 Q4’ 25 Q1’ 26 Co-Founders Jeff Radke and Frank O’Neill, sold shares under pre-arranged Rule 10b5-1 plans Announced partnership with new third-party capitalized insurer, WoodStar Reciprocal Exchange, to provide exclusive underwriting capacity Announced preliminary Q4’25 and full-year CY 2025 financial results and the Company expects revised 2026 guidance to exceed previously issued numbers Prelim. Q4’ 25 Released Q1’26 earnings, announcing 52% QoQ Adjusted EBITDA growth and beating Adjusted EBITDA consensus estimates by 3%

Selected Historical Daily VWAP Information

Last Twelve Months (8/7/25 to 8/7/26)

VWAP Volume: 283 million
VWAP[1]: $14.51

Intraday High: $30.48
Intraday Low: $9.18


10%
47%
27%
6%
5%
2%
0%
1%
2%
$9.00-$11.50
$11.50-$14.00
$14.00-$16.50
$16.50-$19.00
$19.00-$21.50
$21.50-$24.00
$24.00-$26.50
$26.50-$29.00
$29.00-$31.50

Last Nine Months (11/7/25 to 8/7/26)

VWAP Volume: 219 million
VWAP[1]: $13.52

Intraday High: $17.85
Intraday Low: $9.18


1%
5%
12%
17%
33%
15%
10%
5%
2%
$9.00-$10.00
$10.00-$11.00
$11.00-$12.00
$12.00-$13.00
$13.00-$14.00
$14.00-$15.00
$15.00-$16.00
$16.00-$17.00
$17.00-$18.00

Last Six Months (2/9/26 to 8/7/26)

VWAP Volume: 162 million
VWAP[1]: $13.23

Intraday High: $17.85
Intraday Low: $9.18


1%
6%
14%
19%
36%
12%
4%
5%
2%
$9.00-$10.00
$10.00-$11.00
$11.00-$12.00
$12.00-$13.00
$13.00-$14.00
$14.00-$15.00
$15.00-$16.00
$16.00-$17.00
$17.00-$18.00

Last Three Months (5/7/26 to 8/7/26)

VWAP Volume: 105 million
VWAP[1]: $13.69

Intraday High: $17.85
Intraday Low: $10.77


0%
0%
10%
21%
37%
17%
5%
7%
3%
$9.00-$10.00
$10.00-$11.00
$11.00-$12.00
$12.00-$13.00
$13.00-$14.00
$14.00-$15.00
$15.00-$16.00
$16.00-$17.00
$17.00-$18.00

1. VWAP based on cumulative trading activity over designated number of trading days (based on trading days and intraday trading), per Bloomberg as of 8/7/26.
Sources: Bloomberg and Capital IQ as of 8/7/26.

29 | Houlihan Lokey

CONFIDENTIAL

Selected Wall Street Analyst Commentary

Broker	Date of Report	Recommendation	Commentary
BMO	6/16/26	Outperform	"**[Cherry Tree's] pipeline for new MGAs remains strong**, and while MGA formation could slow in a softening cycle, traditionally, at this point of softening within the insurance pricing cycle, MGAs fear being canceled by their insurance carrier balance sheet providers, which **increases the attractiveness of [Cherry Tree] to MGAs for its stable sources of capacity, value-added services, and lack of data conflict**." "**We believe [Cherry Tree's] stock can re-rate from current ~14x P/E/~7x [and] EV/EBITDA/~4x P/BV if it executes on guidance [and] evidences its business model is less exposed to softening insurance pricing cycle**. We continue to see share buybacks as an important lever that can drive positive consensus earnings revisions."
William Blair	6/3/26	Outperform	"We believe [Cherry Tree] provides investors with a **unique hybrid distribution asset with highly recurring, fee-based revenue poised to benefit from the rapid growth of MGAs**. Roughly 95% of [Cherry Tree's] book is low-limit, low-premium specialty risks, a segment with relatively stable pricing. As a result, premium growth continues to be well in excess of the market, and guidance implies growth should accelerate to roughly 30% by the second half of 2026. **We like the stock given its differentiated model, consistent execution since completing its IPO in July 2025, and 20% growth potential longer term**."
RAYMOND JAMES	6/1/26	Outperform	"**We continue to have a favorable view of [Cherry Tree's] positioning in the specialty SME insurance market**, which should remain relatively insulated from the aggressive pricing pressure that typically affects larger account business." "[Cherry Tree] currently trades at ~7x our 2027E EV/adj. EBITDA estimate compared with the peer average of ~10x. **We believe the cautious market sentiment towards [Cherry Tree's] intermediary business model in a slowing revenue growth environment justifies a discount to the peer average**."
Citizens	5/14/26	Market Outperform	"[Cherry Tree's] offering is differentiated in several ways. **We believe [Cherry Tree's] model is unique to the industry and provides a compelling value proposition to both Members and Risk Capital Partners.** [...] While we are not suggesting this discounted valuation is the answer longer term, we recognize the reality that **it will likely take some time for investors to regain confidence in the story following related-party (Hadron) concerns** that came into focus shortly after the IPO and weighed heavily on the shares."
Morgan Stanley	5/13/26	Equal-weight	"Growth momentum remains strong. [...] **If [Cherry Tree] keeps current growth and margin rates, the stock is attractively valued, in our view.**" "Valuation is based on a EV/EBITDA analysis where we apply a 7.3x multiple to our 2027E Adj. EBITDA estimate (derived from comparable peer multiples with adjusted discount). **Our PT implies a discount to a peer multiple average of 12.8x 2027E EV/EBITDA, reflecting lack of transparency on [Cherry Tree's] complex business model and concerns on outsized Hadron contribution to third party premium**."
PIPER SANDLER	3/16/26	Overweight	"**[Cherry Tree] has had a rocky few quarters since its IPO in 2025 mainly stemming from investor concerns of concentration in its third-party premium.** [Cherry Tree] has addressed these concerns and is actively reducing the concentration, but we do not believe this to be a core issue for [Cherry Tree]. **We think investors should be more focused on the gross loss ratio which is critical for the business and has been decreasing over the last few quarters and suggests the underlying business is profitable**."
Financial Technology Partners	11/13/25	NA	"**Post-2Q earnings, [Cherry Tree] traded off on, among other things, concerns about the share of Hadron in the third-party written premium mix**. Management made this, and third-party premium growth, a focus of the 3Q call. New risk exchange insurers, including six Lloyd's of London syndicates, brought the total number of third-party insurers to 15 by the close of the quarter, with two more having been added since." "**While we don't see the Hadron relationship as cause for particular concern, we think the update on diversification has assuaged some investor fears and is likely a contributor to [Cherry Tree's] +8% performance on a down-market day.**"
Goldman Sachs	8/29/25	Neutral[1]	"[Cherry Tree] stock was -26% on 8/28 after the company reported 2Q25 results. We attribute the share price performance primarily to business model implications of Hadron [...] representing 14% of YTD 2025 gross premiums written (GWP) on the [Cherry Tree] platform. Hadron is sponsored by [Cherry Tree's] private equity sponsor, Altamont Capital. [...] **The bear case around Hadron surrounds its material share (62% YTD) of third party insurer premiums on the [Cherry Tree] platform, which brings into question [Cherry Tree's] ability to secure organic third party insurer relationships**, which is key to [Cherry Tree's] business mix shift to the higher margin Exchange Services segment, lower capital requirements, and would support the sustainability of the exchange"

1. Goldman Sachs' latest report dated 7/1/26 had a recommendation of Buy.
Source: Wall Street analyst research as of 8/7/26.

30 | Houlihan Lokey

CONFIDENTIAL

CONFIDENTIAL $12.46 $18.00 $0.00 $10.00 $20.00 $30.00 $40.00 Jul-25 Aug-25 Sep-25 Oct-25 Nov-25 Dec-25 Jan-26 Feb-26 Mar-26 Apr-26 May-26 Jun-26 Jul-26 Aug-26 Cherry Tree Closing Class A Common Stock Price Consensus Analyst Price Target Selected Wall Street Analyst Recommendations & Observations Recommendation Summary Stock Price Target Summary 1. Represents the median of Wall Street analyst price targets. 2. The Company’s shares of Class A common stock began trading on the NYSE on 7/24/25. The earliest price target became available on 8/18/25. Sources: Wall Street analyst research and Bloomberg as of 8/7/26. 31 Cherry Tree Closing Class A Common Stock Price vs. Consensus Analyst Price Targets1 (Since Price Targets Available Post-IPO)2 8/18/252: $33.00 Recommendation No. of Brokers Selected Brokers BMO Capital Markets Citizens Goldman Sachs Piper Sandler Raymond James RBC Capital Markets TD Cowen Wells Fargo William Blair Equal-weight 1 Morgan Stanley NA 1 FT Partners Buy / Outperform / Overweight 9 Broker Date of Report Stock Price Target BMO Capital Markets 7/31/26 $17.00 William Blair 7/23/26 NA RBC Capital Markets 7/13/26 $18.00 Citizens 7/10/26 $17.00 Wells Fargo 7/9/26 $16.00 Morgan Stanley 7/6/26 $14.00 Goldman Sachs 7/1/26 $22.00 Raymond James 6/1/26 $19.00 TD Cowen 5/28/26 $30.00 Piper Sandler 5/26/26 $19.00 FT Partners 5/14/26 NA Mean $19.11 Median $18.00 Closing Class A Common Stock Price as of 8/7/26 $12.46 Premium of Mean Stock Price Target To Current 53% Premium of Median Stock Price Target To Current 44%

CONFIDENTIAL $332 $423 $456 $553 $283 $345 $417 $523 CY 2026E CY 2027E CY 2028E CY 2029E Selected Comparison of Projected Consolidated Financials to Consensus Wall Street Analyst Estimates Operating Revenue1 As-Reported Adjusted EBITDA (dollars in millions) (dollars in millions) 1. Operating revenue refers to U.S. GAAP revenues excluding the impact of net realized and unrealized gains (losses) on investments. 2. Represents difference between Company Projections and Wall Street equity research consensus analyst estimates. Sources: Company management and Bloomberg as of 8/7/26. 32 $ Difference2 % Difference2 $ Difference2 % Difference2 $67 6% ($65) (5%) ($167) (12%) ($187) (11%) $49 17% $78 23% $38 9% $29 6% Management expected to increase CY 2026E to at least $310 million of Adjusted EBITDA at Q2 earnings release (8/13/26) $ Difference2 % Difference2 Company Projections Consensus Wall Street Estimates $1,173 $1,170 $1,270 $1,493 $1,106 $1,235 $1,437 $1,680 CY 2026E CY 2027E CY 2028E CY 2029E

CONFIDENTIAL Selected Comparison of Historical Actual Consolidated Financials to Consensus Wall Street Analyst Estimates Operating Revenue1 As-Reported Adjusted EBITDA3 (dollars in millions) (dollars in millions) 1. Operating revenue refers to U.S. GAAP revenues excluding the impact of net realized and unrealized gains (losses) on investments. 2. Represents difference between Company Actuals4 and Wall Street equity research consensus analyst estimates. 3. Adjusted EBITDA prior to Q1 2026 includes realized/unrealized gains, consistent with non-GAAP definitions during those periods. 4. Q2 CY 2026E financial results reflect preliminary actuals, per Company management. Sources: Company management and Bloomberg as of 8/7/26. 33 $ Difference2 % Difference2 $ Difference2 % Difference2 Company Actuals4 Consensus Wall Street Estimates $ Difference2 % Difference2 ($34) (13%) ($27) (11%) $2 1% $37 15% $18 6% $7 13% $34 47% $8 13% $2 3% $29 44% Q2 2026E results are expected to be disclosed on 8/13/26 $219 $228 $245 $273 $304 $253 $255 $242 $237 $286 Q2 CY 2025 Q3 CY 2025 Q4 CY 2025 Q1 CY 2026 Q2 CY 2026E $64 $105 $71 $66 $93 $56 $71 $62 $64 $65 Q2 CY 2025 Q3 CY 2025 Q4 CY 2025 Q1 CY 2026 Q2 CY 2026E

CONFIDENTIAL $1,173 $800 $900 $1,000 $1,100 $1,200 Aug-25 Sep-25 Oct-25 Nov-25 Dec-25 Jan-26 Feb-26 Mar-26 May-26 Jun-26 Jul-26 Aug-26 $332 $200 $250 $300 $350 Aug-25 Sep-25 Oct-25 Nov-25 Dec-25 Jan-26 Feb-26 Mar-26 May-26 Jun-26 Jul-26 Aug-26 Selected Consensus Wall Street Estimates Trajectory 34 2026E Operating Revenue1 (dollars in millions) 2026E As-Reported Adjusted EBITDA (dollars in millions) 1. Operating revenue refers to U.S. GAAP revenues excluding the impact of net realized and unrealized gains (losses) on investments. 2. The Company’s shares of Class A common stock began trading on the NYSE on 7/24/25. The earliest price target became available on 8/18/25. Sources: Company management and Bloomberg as of 8/7/26. 8/7/26: 8/18/25 $1,106 2: $1,039 8/7/26: 8/18/25 $283 2: $267 High Consensus Estimate (6/15/26): $1,106 Low Consensus Estimate (2/2/26): $1,021 Low Consensus Estimate (1/12/26): $263 High Consensus Estimate (6/15/26): $291 CY 2026E Cherry Tree Management Projections CY 2026E Consensus Wall Street Estimate

CONFIDENTIAL 35 Selected Relative Total Stockholder Return Information Lookback Since IPO1 Indexed Total Stockholder Returns2 Note: No company displayed above for comparative purposes is identical to the Company. Note: For each index, total shareholder return information shown above reflects average return for the selected companies that were public over the entirety of the applicable time period. 1. The Company’s shares of Class A common stock began trading on the NYSE on 7/24/25. 2. Total return to shareholders considers dividends paid and capital gains. 3. Specialty Distribution Platforms Index is comprised of Goosehead Insurance, Inc.; Hagerty, Inc.; Ryan Specialty Holdings, Inc.; The Baldwin Insurance Group, Inc.; and TWFG, Inc. 4. Diversified Insurance Brokers Index is comprised of Aon plc; Arthur J. Gallagher & Co.; Brown & Brown, Inc.; Marsh & McLennan Companies, Inc.; and Willis Towers Watson Public Limited Company. 5. Specialty Carriers Index is comprised of Bowhead Specialty Holdings Inc.; Kinsale Capital Group, Inc.; Palomar Holdings, Inc.; RLI Corp.; Skyward Specialty Insurance Group, Inc.; and W. R. Berkley Corporation. Source: Capital IQ as of 8/7/26. Cherry Tree vs. Selected Industry Participants & S&P 500 Index (Lookback Since IPO1 ) (40.7%) (12.6%) (8.0%) 2.3% 23.4% (60.0%) (40.0%) (20.0%) 0.0% 20.0% 40.0% 60.0% Jul-25 Aug-25 Sep-25 Nov-25 Dec-25 Jan-26 Feb-26 Mar-26 Apr-26 May-26 Jun-26 Aug-26 Cherry Tree Specialty Distribution Platforms Index [3] Diversified Insurance Brokers Index [4] Specialty Carriers Index [5] S&P 500 Index (Total Return) Total Stockholder Returns [2] Cherry Tree (40.7%) (1.4%) 9.4% (8.1%) (7.5%) Specialty Distribution Platforms Index [3] (12.6%) 0.5% 22.8% 42.7% 10.4% Diversified Insurance Brokers Index [4] (8.0%) 2.1% 13.6% 22.3% 5.2% Specialty Carriers Index [5] 2.3% 11.6% 16.7% 24.5% 1.2% S&P 500 Index (Total Return) 23.4% 16.3% 12.0% 6.0% 3.4% Nine-Month Return (11/7/25 - 8/7/26) Since IPO Return (7/24/25 - 8/7/26) Six-Month Return (2/7/26 - 8/7/26) Three-Month Return (5/7/26 - 8/7/26) One-Month Return (7/7/26 - 8/7/26)

CONFIDENTIAL 3.6% 2.8% 2.4% 2.1% 1.9% 0.4% 1.1% 0.8% 0.7% 0.7% 0.6% 1.5% 1.3% 1.2% 1.2% 0.9% 0.8% 1.3% 1.1% Cherry Tree GSHD RYAN BWIN TWFG HGTY BRO AON WTW AJG MRSH KNSL SKWD RLI PLMR WRB BOW Mean [2] Median [2] 0.9% 1.6% 1.1% 1.0% 1.0% 0.0% 0.9% 0.7% 0.7% 0.7% 0.6% 1.4% 1.2% 1.1% 1.1% 0.8% 0.6% 0.9% 1.0% Cherry Tree GSHD BWIN TWFG RYAN HGTY BRO WTW AON AJG MRSH KNSL SKWD PLMR RLI BOW WRB Mean [2] Median [2] Selected Float & Trading Data Average Daily Volume1 / Total Shares Outstanding Average Daily Volume1 / Public Float Note: No company displayed above for comparative purposes is identical to the Company. 1. Based on 90-day average trading volume as of 8/7/26. 2. Reflects median and mean summary data for all selected companies, excluding the Company. Sources: Capital IQ and public filings as of 8/7/26. 36 Mean: 1.0% Median: 1.0% Mean: 0.7% Median: 0.7% Specialty Distribution Platforms Diversified Insurance Brokers Mean: 1.9% Median: 2.1% Mean: 0.8% Median: 0.7% Specialty Carriers Mean: 1.0% Median: 1.1% Mean: 1.2% Median: 1.2% Specialty Distribution Platforms Diversified Insurance Brokers Specialty Carriers

CONFIDENTIAL 26% 59% 56% 53% 42% 14% 100% 99% 99% 99% 86% 97% 94% 94% 91% 89% 66% 77% 90% Cherry Tree GSHD TWFG BWIN RYAN HGTY MRSH WTW AJG AON BRO PLMR KNSL BOW SKWD RLI WRB Mean [2] Median [2] $28 $94 $37 $28 $5 $2 $535 $473 $394 $194 $189 $148 $107 $55 $37 $29 $7 $146 $75 Cherry Tree RYAN BWIN GSHD TWFG HGTY AON MRSH AJG BRO WTW WRB KNSL RLI PLMR SKWD BOW Mean [2] Median [2] Selected Float & Trading Data (cont.) Average Daily Traded Value1 Public Float / Total Shares Outstanding Note: No company displayed above for comparative purposes is identical to the Company. 1. Based on 90-day average trading value as of 8/7/26. 2. Reflects median and mean summary data for all selected companies, excluding the Company. Sources: Capital IQ and public filings as of 8/7/26. 37 Mean: $33 Median: $28 Mean: $357 Median: $394 Mean: 45% Median: 53% Mean: 97% Median: 99% Mean: $64 Median: $46 Mean: 89% Median: 93% Specialty Distribution Platforms Diversified Insurance Brokers Specialty Carriers Specialty Distribution Platforms Diversified Insurance Brokers Specialty Carriers

Ownership Summary

- Altamont hold approximately 78%[1] voting interest in the Company through their ownership of Class B common stock.
- Class B common stock, 86%[1] of which is beneficially owned by Altamont, has 10 votes for each share of Class B common stock held. Class B common stock can be converted into Class A common stock on a 1:1 basis at any time at the option of the holder[2].

(shares in millions)

	Class A Common Stock		Class B Common Stock		Total Common Stock Outstanding				
					Total Shares				
					Economic	Voting	Economic	Voting Rights %	
Holder	Shares	% Outstanding	Shares	% Outstanding	Shares	Shares	Ownership %	Total	Ex-Altamont [3]
Altamont [1]	0	0%	91	86%	91	909	42%	78%	NA
Jeffrey Radke (Co-Founder & CEO)	28	25%			28	28	13%	2%	11%
Chris Lee-Smith (Co-Founder & Head of Distribution)	18	16%			18	18	8%	2%	7%
Frank O'Neill (Co-Founder & Chief Underwriting Officer)	7	6%			7	7	3%	1%	3%
Other Current / Former Directors and Executive Officers	4	3%			4	4	2%	0%	1%
Total Insiders	**56**	**50%**	**91**	**86%**	**147**	**966**	**68%**	**83%**	**22%**
Eldridge Industries LLC	0	0%	6	6%	6	59	3%	5%	23%
Capital Research and Management Company	5	5%			5	5	2%	0%	2%
Keenan Capital, LLC	4	4%			4	4	2%	0%	2%
Gilder Gagnon Howe & Co. LLC	4	3%			4	4	2%	0%	1%
American Century Investment Management Inc	3	3%			3	3	1%	0%	1%
Barings LLC	0	0%	3	3%	3	31	1%	3%	12%
Other	40	36%	5	5%	46	95	21%	8%	37%
Total	**113**	**100%**	**105**	**100%**	**218**	**1,167**	**100%**	**100%**	**100%**
Total Outstanding Shares	*52%*		*48%*						
Total Voting Shares	*10%*		*90%*						

Economic Ownership %



34%
42%
24%

- Altamont[1]
- Cherry Tree Founders
- Other Common Stockholders

Voting Rights %



18%
5%
78%

Note: Does not reflect impact of common stock issuable upon exercise of outstanding stock options, outstanding restricted stock units or underlying outstanding warrants as of 8/7/26.

1. *Includes (i) ~82.7 million shares of Class B common stock held directly by ACP [Cherry Tree] Holdings, L.P., (ii) ~4.9 million shares of Class B common stock held directly by ACP [Cherry Tree] Co-Invest, LLC and (iii) ~3.3 million shares of Class B common stock held directly by ACP [Cherry Tree] Investment Holding Company II, Ltd. (such entities collectively, Altamont).*
2. *Additionally, shares of Class B common stock will automatically convert to shares of Class A common stock upon certain circumstances, per public filings, including (i) upon transfer (other than a permitted transfer, as defined in the Company's governing organizational documents) or (ii) upon the earlier of (a) that time where Class B common stockholders cease to own 50% of the Class B common shares owned by such holders in aggregate at the time of the Company's IPO or (b) July 2028.*
3. *Reflects holdings as percent of total voting shares outstanding, less voting shares held by Altamont.*

Sources: Capital IQ and public filings as of 8/7/26.

38 | Houlihan Lokey

CONFIDENTIAL

CONFIDENTIAL 04 APPENDIX

CONFIDENTIAL 04 APPENDIX Preliminary Weighted Average Cost of Capital Calculation

Preliminary Weighted Average Cost of Capital Calculation

Specialty Distribution Platforms	Total Debt to Total Cap [1] [2]	Dd to Total Cap [1] [3]	Dnd to Total Cap [1] [4]	Total Debt to Equity Market Value [2] [5]	Dd to Equity Market Value [3] [5]	Dnd to Equity Market Value [4] [5]	Pfd. Stock to Total Cap [1] [6]	Equity Market Value to Total Cap [1] [5]	Pfd. Stock to Equity Market Value [5] [6]
Goosehead Insurance, Inc.	12.2%	12.2%	0.0%	13.9%	13.9%	0.0%	0.0%	87.8%	0.0%
Hagerty, Inc.	4.3%	4.3%	0.0%	4.5%	4.5%	0.0%	0.0%	95.7%	0.0%
Ryan Specialty Holdings, Inc.	24.0%	24.0%	0.0%	31.5%	31.5%	0.0%	0.0%	76.0%	0.0%
The Baldwin Insurance Group, Inc.	48.6%	35.1%	13.5%	94.6%	68.4%	26.2%	0.0%	51.4%	0.0%
TWFG, Inc.	0.2%	0.2%	0.0%	0.2%	0.2%	0.0%	0.0%	99.8%	0.0%
Median	12.2%	12.2%	0.0%	13.9%	13.9%	0.0%	0.0%	87.8%	0.0%
Mean	17.9%	15.2%	2.7%	29.0%	23.7%	5.2%	0.0%	82.1%	0.0%
Diversified Insurance Brokers									
Aon plc	16.2%	16.2%	0.0%	19.4%	19.4%	0.0%	0.0%	83.8%	0.0%
Arthur J. Gallagher & Co.	17.5%	17.5%	0.0%	21.2%	21.2%	0.0%	0.0%	82.5%	0.0%
Brown & Brown, Inc.	24.3%	24.3%	0.0%	32.1%	32.1%	0.0%	0.0%	75.7%	0.0%
Marsh & McLennan Companies, Inc.	18.2%	18.2%	0.0%	22.3%	22.3%	0.0%	0.0%	81.8%	0.0%
Willis Towers Watson Public Limited Company	16.8%	16.8%	0.0%	20.2%	20.2%	0.0%	0.0%	83.2%	0.0%
Median	17.5%	17.5%	0.0%	21.2%	21.2%	0.0%	0.0%	82.5%	0.0%
Mean	18.6%	18.6%	0.0%	23.0%	23.0%	0.0%	0.0%	81.4%	0.0%
Specialty Distribution Platforms & Diversified Insurance Brokers									
Median	17.2%	17.2%	0.0%	20.7%	20.7%	0.0%	0.0%	82.8%	0.0%
Mean	18.2%	16.9%	1.3%	26.0%	23.4%	2.6%	0.0%	81.8%	0.0%
Cherry Tree	4.2%	4.2%	0.0%	4.4%	4.4%	0.0%	0.0%	95.8%	0.0%

Note: No company used in this analysis for comparative purposes is identical to the Company.

1. *Total Cap refers to total capitalization, which equals Equity Market Value + Total Debt + Pfd. Stock.*
2. *Total Debt refers to total debt amount based on most recent public filings as of 8/7/26.*
3. *Dd refers to Implied Tax-Deductible Debt, which equals the lesser of (a) 30% of Adjusted Taxable Income/Cost of Debt, or (b) Total Debt. LTM Adjusted EBITDA, based on most recent public filings as of 8/7/26, is assumed to be a valid proxy for Adjusted Taxable Income for the selected companies.*
4. *Dnd refers to Implied Non-Tax-Deductible Debt, which equals Total Debt minus Dd.*
5. *Equity Market Value based on closing price on 8/7/26 and on diluted shares as of 8/7/26.*
6. *Pfd. Stock refers to preferred stock, which is the amount as stated in most recent public filings as of 8/7/26.*

Sources: Bloomberg, Capital IQ and public filings.

41 | Houlihan Lokey

CONFIDENTIAL

Preliminary Weighted Average Cost of Capital Calculation (cont.)

Specialty Distribution Platforms	Levered Beta [1]	Unlevered Beta [2]	Equity Risk Premium [3]	Size Premium [4]	Cost of Equity [5]	Cost of Debt [6]	Cost of Pfd. Stock [7]	WACC
Goosehead Insurance, Inc.	1.46	1.31	5.50%	1.05%	14.3%	6.6%	NA	13.2%
Hagerty, Inc.	0.67	0.66	5.50%	0.65%	9.6%	5.3%	NA	9.3%
Ryan Specialty Holdings, Inc.	0.32 *	0.26 *	5.50%	0.40%	7.4%	5.6%	NA	6.7%
The Baldwin Insurance Group, Inc.	1.19	0.66	5.50%	0.88%	12.6%	6.3%	NA	9.1%
TWFG, Inc.	0.36 *	0.35 *	5.50%	1.05%	8.2%	3.8% *	NA	8.2%
Median	1.19	0.66			9.6%	6.0%	NA	9.1%
Mean	1.11	0.88			10.4%	6.0%	NA	9.3%
Diversified Insurance Brokers								
Aon plc	0.58	0.51	5.50%	0.01%	8.4%	4.5% *	NA	7.6%
Arthur J. Gallagher & Co.	0.61	0.52	5.50%	0.01%	8.5%	5.1% *	NA	7.7%
Brown & Brown, Inc.	0.69	0.55	5.50%	0.27%	9.3%	4.9% *	NA	8.0%
Marsh & McLennan Companies, Inc.	0.63	0.54	5.50%	0.01%	8.7%	4.6% *	NA	7.7%
Willis Towers Watson Public Limited Company	0.56	0.48	5.50%	0.27%	8.5%	4.7% *	NA	7.7%
Median	0.61	0.52			8.5%	NA	NA	7.7%
Mean	0.61	0.52			8.7%	NA	NA	7.8%
Specialty Distribution Platforms & Diversified Insurance Brokers								
Median	0.65	0.55			8.6%	6.0%	NA	7.9%
Mean	0.80	0.65			9.5%	6.0%	NA	8.5%
Cherry Tree	0.43	0.42	5.50%	0.88%	8.5%	7.4%	NA	8.4%

Note: No company used in this analysis for comparative purposes is identical to the Company.

1. *Based on actual levered beta per Bloomberg 5-year weekly as of 8/7/26.*
2. *Unlevered Beta = Levered Beta/(1 + ((1 – tax rate) * Dd to Equity Market Value) + (Dnd to Equity Market Value) + (Pfd. Stock to Equity Market Value)).*
3. *Based on review of studies measuring the historical returns between stocks and bonds, theoretical models such as supply-side and demand-side models and other materials.*
4. *Kroll Cost of Capital Navigator ("Navigator").*
5. *Cost of Equity = Risk-Free Rate of Return + (Levered Beta * Equity Risk Premium) + Size Premium. Risk-Free Rate of Return as of 8/7/26, based on 20-year U.S. Treasury Bond Yield.*
6. *Based on selected company weighted average interest rate per most recent public filings as of 8/7/26.*
7. *Based on selected company weighted average preferred dividend per most recent public filings as of 8/7/26.*

**Excluded from median and mean data.*

Sources: Bloomberg, Capital IQ and public filings.

42 | Houlihan Lokey

CONFIDENTIAL

Preliminary Weighted Average Cost of Capital Calculation (cont.)

(dollars in millions)

Market Assumptions	
Risk-Free Rate of Return [1]	5.20%
Equity Risk Premium [2]	5.50%
Size Premium [3]	0.65%
Tax Rate [4]	22.00%

Capital Structure Assumptions	
Cherry Tree Adjusted Taxable Income [5]	$291
Cherry Tree Debt [6]	$123
Cherry Tree Dd [7]	$123
Cherry Tree Dnd [8]	$0
Total Debt to Total Capitalization [9]	17.2%
Dd to Total Capitalization [10]	17.2%
Dnd to Total Capitalization [10]	0.0%
Total Debt to Equity Market Value	21.0%
Dd to Equity Market Value [10]	21.0%
Dnd to Equity Market Value [10]	0.0%
Preferred Stock to Total Capitalization [9]	0.0%
Equity Market Value to Total Capitalization [9]	81.8%
Preferred Stock to Equity Market Value	0.0%
Cost of Debt [9]	6.0%
Cost of Preferred Stock [9]	NA

Cost of Equity for Computed WACC	
Selected Unlevered Beta [11]	0.88
Computed Levered Beta [12]	1.02
Cost of Equity [13]	11.5%

Computed Weighted Average Cost of Capital		10.2%	
Selected Weighted Average Cost of Capital Range	**9.0%**	--	**11.0%**

1. *Risk-Free Rate of Return as of 8/7/26, based on 20-year U.S. Treasury Bond Yield.*
2. *Based on a review of studies measuring the historical returns between stocks and bonds, theoretical models such as supply side and demand side models and other materials.*
3. *Navigator.*
4. *Forward tax rate, per Company management.*
5. *Cherry Tree LTM Adjusted EBITDA is assumed to be a valid proxy for Cherry Tree Adjusted Taxable Income.*
6. *Per Company management.*
7. *Cherry Tree Dd refers to Implied Tax-Deductible Debt of Cherry Tree, which equals the lesser of (a) 30% of Cherry Tree Adjusted Taxable Income/Cost of Debt, or (b) Cherry Tree Total Debt. Based on Capital Structure Assumptions.*
8. *Cherry Tree Dnd refers to Implied Non-Tax-Deductible Debt of Cherry Tree, which equals Cherry Tree Total Debt minus Cherry Tree Dd.*
9. *Based on review of corresponding metrics of selected companies listed on previous page.*
10. *Based on the Company's Dd and Dnd and the Capital Structure Assumptions regarding Total Debt to Total Capitalization and Equity Market Value to Total Capitalization.*
11. *Based on review of selected companies' unlevered betas listed on Weighted Average Cost of Capital Calculation page.*
12. *Computed Levered Beta = Selected Unlevered Beta * (1 + ((1 – Tax Rate) * Dd to Equity Market Value) + (Dnd to Equity Market Value) + (Preferred Stock to Equity Market Value)). Based on Market and Capital Structure Assumptions.*
13. *Cost of Equity = Risk-Free Rate of Return + (Computed Levered Beta * Equity Risk Premium) + Size Premium. Based on Market Assumptions.*

Sources: Bloomberg, Capital IQ and public filings.

43 | Houlihan Lokey

CONFIDENTIAL

Preliminary Cost of Equity Calculation

(dollars in millions)

Specialty Carriers	Levered Beta [1]		Equity Risk Premium [2]	Size Premium [3]	Cost of Equity [4]	
Bowhead Specialty Holdings Inc.	0.29	*	5.50%	0.77%	7.6%	*
Kinsale Capital Group, Inc.	0.61		5.50%	0.37%	8.9%	
Palomar Holdings, Inc.	0.75		5.50%	0.88%	10.2%	
RLI Corp.	0.38		5.50%	0.65%	7.9%	
Skyward Specialty Insurance Group, Inc.	0.40		5.50%	0.88%	8.3%	
W. R. Berkley Corporation	0.30	*	5.50%	0.27%	7.1%	*
Median	0.50				8.6%	
Mean	0.53				8.8%	

Market Assumptions	
Risk-Free Rate of Return [5]	5.20%
Equity Risk Premium [2]	5.50%
Size Premium [3]	1.68%

Computed Cost of Equity	
Selected Levered Beta [6]	0.53
Cost of Equity [4]	9.8%

Selected Cost of Equity Range	9.0%	--	11.0%

Note: No company used in this calculation for comparative purposes is identical to the Company.
1. *Based on actual levered beta per Bloomberg 5-year weekly as of 8/7/26.*
2. *Based on review of studies measuring the historical returns between stocks and bonds, theoretical models such as supply-side and demand-side models and other materials.*
3. *Kroll Cost of Capital Navigator ("Navigator").*
4. *Cost of Equity = Risk-Free Rate of Return + (Levered Beta * Equity Risk Premium) + Size Premium. Risk-Free Rate of Return as of 8/7/26, based on 20-year U.S. Treasury Bond Yield.*
5. *Risk-Free Rate of Return as of 8/7/26, based on 20-year U.S. Treasury Bond Yield.*
6. *Based on review of levered betas listed for the Specialty Carriers.*

**Excluded from median and mean data.*

Sources: Bloomberg and Capital IQ.

44 | Houlihan Lokey

CONFIDENTIAL

CONFIDENTIAL 04 APPENDIX Glossary

CONFIDENTIAL Glossary of Selected Terms Definition Description Adjusted EBITDA Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items (including for certain Selected Companies, change in estimated contingent consideration) Adjusted Net Income Adjusted Net Income, adjusted for certain non-recurring items (including for the Company, change in realized and unrealized gains) CAGR Compound Annual Growth Rate CY Calendar Year DCF Discounted Cash Flow E Estimated EBITDAC Earnings Before Interest, Taxes, Depreciation, Amortization, and Change in contingent consideration EWP Exchange Written Premium EV Enterprise Value G&A General & Administrative (Expenses) GWP Gross Written Premium IPO Initial Public Offering LTM The most recently completed 12-month period for which financial information has been made public, other than for the Company, in which case LTM refers to Latest 12 Months 46 Definition Description MGA Managing General Agent MRQ Most Recent Quarter NA Not Available NMF Not Meaningful Figure NTM Next Twelve Months P&C Property & Casualty P/BV Price to Book Value P/E Price to Earnings PT Price Target PV Present Value Q Quarter S&P Standard & Poor's SME Small and Medium-sized Enterprises VWAP Volume Weighted Average Price WACC Weighted Average Cost of Capital YoY Year-over-Year YTD Year-to-Date

CONFIDENTIAL 05 DISCLAIMER

CONFIDENTIAL Disclaimer 48 This presentation, and any supplemental information (written or oral) or other documents provided in connection therewith (collectively, the “materials”), are provided solely for the information of the Special Committee (the “Committee”) of the Board of Directors (the “Board”) of Accelerant Holdings (the “Company” or “Accelerant”) by Houlihan Lokey in connection with the Committee’s consideration of a potential transaction (the “Transaction”) involving the Company and alternatives thereto. This presentation is incomplete without reference to, and should be considered in conjunction with, any supplemental information provided by and discussions with Houlihan Lokey in connection therewith. Any defined terms used herein shall have the meanings set forth herein, even if such defined terms have been given different meanings elsewhere in the materials. The materials are for discussion purposes only. Houlihan Lokey expressly disclaims any and all liability, whether direct or indirect, in contract or tort or otherwise, to any person in connection with the materials. The materials were prepared for specific persons familiar with the business and affairs of the Company for use in a specific context and were not prepared with a view to public disclosure or to conform with any disclosure standards under any state, federal or international securities laws or other laws, rules or regulations, and none of the Committee, the Company or Houlihan Lokey takes any responsibility for the use of the materials by persons other than the Committee. The materials are provided on a confidential basis solely for the information of the Committee and may not be disclosed, summarized, reproduced, disseminated or quoted or otherwise referred to, in whole or in part, without Houlihan Lokey’s express prior written consent. Notwithstanding any other provision herein, the Company (and each employee, representative or other agent of the Company) may disclose to any and all persons without limitation of any kind, the tax treatment and tax structure of any transaction and all materials of any kind (including opinions or other tax analyses, if any) that are provided to the Company relating to such tax treatment and structure. However, any information relating to the tax treatment and tax structure shall remain confidential (and the foregoing sentence shall not apply) to the extent necessary to enable any person to comply with securities laws. For this purpose, the tax treatment of a transaction is the purported or claimed U.S. income or franchise tax treatment of the transaction and the tax structure of a transaction is any fact that may be relevant to understanding the purported or claimed U.S. income or franchise tax treatment of the transaction. If the Company plans to disclose information pursuant to the first sentence of this paragraph, the Company shall inform those to whom it discloses any such information that they may not rely upon such information for any purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey is not an expert on, and nothing contained in the materials should be construed as advice with regard to, legal, accounting, regulatory, insurance, tax or other specialist matters. Houlihan Lokey’s role in reviewing any information was limited solely to performing such a review as it deemed necessary to support its own advice and analysis and was not on behalf of the Committee. The materials necessarily are based on financial, economic, market and other conditions as in effect on, and the information available to Houlihan Lokey as of, the date of the materials. Although subsequent developments may affect the contents of the materials, Houlihan Lokey has not undertaken, and is under no obligation, to update, revise or reaffirm the materials. The materials are not intended to provide the sole basis for evaluation of the Transaction and do not purport to contain all information that may be required. The materials do not address the underlying business decision of the Company or any other party to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available for the Company or any other party. The materials do not constitute any opinion, nor do the materials constitute a recommendation to the Board, the Committee, the Company, any security holder of the Company or any other party as to how to vote or act with respect to any matter relating to the Transaction or otherwise or whether to buy or sell any assets or securities of any company. Houlihan Lokey’s only opinion is the opinion, if any, that is actually delivered to the Committee. In preparing the materials, Houlihan Lokey has acted as an independent contractor and nothing in the materials is intended to create or shall be construed as creating a fiduciary or other relationship between Houlihan Lokey and any party. The materials may not reflect information known to other professionals in other business areas of Houlihan Lokey and its affiliates. The preparation of the materials was a complex process involving quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaption and application of these methods to the unique facts and circumstances presented and, therefore, is not readily susceptible to partial analysis or summary description. Furthermore, Houlihan Lokey did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, the analyses contained in the materials must be considered as a whole. Selecting portions of the analyses, analytic methods and factors without considering all analyses and factors could create a misleading or incomplete view. The materials reflect judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of the participants in the Transaction. Any estimates of value contained in the materials are not necessarily indicative of actual value or predictive of future results or values, which may be significantly more or less favorable. Any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which any assets, businesses or securities may actually be sold. The materials do not constitute a valuation opinion or credit rating. In preparing the materials, Houlihan Lokey has not conducted any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of the Company or any other party and has no obligation to evaluate the solvency of the Company or any other party under any law.

CONFIDENTIAL Disclaimer (cont.) 49 All budgets, projections, estimates, financial analyses, reports and other information with respect to operations (including, without limitation, estimates of potential cost savings and synergies) reflected in the materials have been prepared by management of the relevant party or are derived from such budgets, projections, estimates, financial analyses, reports and other information or from other sources, which involve numerous and significant subjective determinations made by management of the relevant party and/or which such management has reviewed and found reasonable. The budgets, projections and estimates (including, without limitation, estimates of potential cost savings and synergies) contained in the materials may or may not be achieved and differences between projected results and those actually achieved may be material. Houlihan Lokey has relied upon representations made by management of the Company that such budgets, projections and estimates have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management (or, with respect to information obtained from public sources, represent reasonable estimates), and Houlihan Lokey expresses no opinion with respect to such budgets, projections or estimates or the assumptions on which they are based. The scope of the financial analysis contained herein is based on discussions with the Committee (including, without limitation, regarding the methodologies to be utilized), and Houlihan Lokey does not make any representation, express or implied, as to the sufficiency or adequacy of such financial analysis or the scope thereof for any particular purpose. Houlihan Lokey has assumed and relied upon the accuracy and completeness of the financial and other information provided to, discussed with or reviewed by it without (and without assuming responsibility for) independent verification of such information, makes no representation or warranty (express or implied) in respect of the accuracy or completeness of such information and has further relied upon the assurances of the Company that it is not aware of any facts or circumstances that would make such information inaccurate or misleading. In addition, Houlihan Lokey has relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or any other participant in the Transaction since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to, discussed with or reviewed by Houlihan Lokey that would be material to its analyses, and that the final forms of any draft documents reviewed by Houlihan Lokey will not differ in any material respect from such draft documents. The materials are not an offer to sell or a solicitation of an indication of interest to purchase any security, option, commodity, future, loan or currency. The materials do not constitute a commitment by Houlihan Lokey or any of its affiliates to underwrite, subscribe for or place any securities, to extend or arrange credit, or to provide any other services. In the ordinary course of business, certain of Houlihan Lokey’s affiliates and employees, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, any Transaction counterparty, any other Transaction participant, any other financially interested party with respect to any transaction, other entities or parties that are mentioned in the materials, or any of the foregoing entities’ or parties’ respective affiliates, subsidiaries, investment funds, portfolio companies and representatives (collectively, the “Interested Parties”), or any currency or commodity that may be involved in the Transaction. Houlihan Lokey provides mergers and acquisitions, restructuring and other advisory and consulting services to clients, which may have in the past included, or may currently or in the future include, one or more Interested Parties, for which services Houlihan Lokey has received, and may receive, compensation. Although Houlihan Lokey in the course of such activities and relationships or otherwise may have acquired, or may in the future acquire, information about one or more Interested Parties or the Transaction, or that otherwise may be of interest to the Board, the Committee, or the Company, Houlihan Lokey shall have no obligation to, and may not be contractually permitted to, disclose such information, or the fact that Houlihan Lokey is in possession of such information, to the Board, the Committee, or the Company or to use such information on behalf of the Board, the Committee, or the Company. Houlihan Lokey’s personnel may make statements or provide advice that is contrary to information contained in the materials.

CORPORATE FINANCE FINANCIAL RESTRUCTURING FINANCIAL AND VALUATION ADVISORY HL.com